                                                             Exhibit (b)(4)
                               APPRAISAL REPORT:

                             FAIR MARKET VALUATION

                                      OF

                          CABLE TV JOINT FUND 11-ABCD

                             MANITOWOC, WISCONSIN

                               TABLE OF CONTENTS
                               -----------------
I. EXECUTIVE SUMMARY.....................................................  1

     A. Introduction, Purpose, and Methodology...........................  1
     B. Conclusions......................................................  2

II. PURPOSE OF APPRAISAL.................................................  3

III. INDUSTRY OVERVIEW...................................................  4

     A. Historical Background............................................  4
     B. Industry Characteristics.........................................  6
         1. General Background...........................................  6
         2. Regulation...................................................  8
         3. Financial/Economic...........................................  9
         4. Competition.................................................. 10

IV. SYSTEM DESCRIPTION................................................... 13

     A. History and Market............................................... 13
     B. Services......................................................... 15
     C. Rates............................................................ 17
     D. Subscribers...................................................... 18
     E. System Mileage................................................... 19
     F. Physical Plant................................................... 20
     G. Franchises....................................................... 21
     H. Management....................................................... 22
     I. Financial History................................................ 22

V. TOTAL SYSTEM VALUE.................................................... 23

     A. Valuation Procedure and Methods.................................. 23
     B. Discounted Cash Flow Methodology................................. 25
         1. Net Cash Flow/Return on Equity............................... 26
         2. Net Cash Flow/Return On Investment........................... 27
         3. Cash Flow Projections........................................ 27
         4. Residual Value............................................... 29
         5. Discount Rate................................................ 30

     C. Direct Income Methodology........................................ 31
     D. Value Conclusions................................................ 32

VI. CONTINGENCIES AND LIMITING CONDITIONS................................ 34

VII. STATEMENT OF VALUE.................................................. 36

VIII. QUALIFICATIONS..................................................... 37

     A. Qualifications of Malarkey-Taylor Associates, Inc................ 37
     B. Qualifications of Andrew R. Gefen................................ 38
     C. Qualifications of Susan Donovan.................................. 39

EXHIBITS:

         A.       Valuation Methods and Summary of Values

         B-I.     Profit and Loss/Sources and Uses-Return on Equity - Low Value

         B-2.     Profit and Loss/Sources and Uses-Return on Equity - High Value

         C-1.     Debt Amortization-Return on Equity - Low Value

         C-2.     Debt Amortization-Return on Equity - High Value

         D.       Return on Investment

         E.       Cable Television Subscribers

         F.       Cable Television Service Rates

         G.       Cash Flow Projections

         H.       Capital Expenditures

         I.       Depreciation Schedule

         J.       Assumptions and Inputs

                                APPRAISAL REPORT:

                              FAIR MARKET VALUATION

                                       OF

                          CABLE TV JOINT FUND 11-ABCD

                              MANITOWOC, WISCONSIN



I.       EXECUTIVE SUMMARY

         A.       Introduction, Purpose, and Methodology

         Malarkey-Taylor Associates, Inc. (MTA) was retained by Jones Intercable, Inc. (Jones) to conduct a fair market valuation as of April 30, 1995, of the Cable TV Joint Fund 11-ABCD cable television system in Manitowoc, Wisconsin (the System). The System serves the City of Manitowoc as well as the towns of Manitowoc, Manitowoc Rapids, Newton, and Whitelaw. All of the communities are located in Manitowoc County. Subscribers to the System outside of the City of Manitowoc are managed by Jones but belong to Crown Media, Inc. The value of the System has been adjusted to account for cash distributions made to Crown Media, Inc.

         This independent appraisal will be used by Jones as an independent estimate of the fair market value of the System as of April 30, 1995 with the resulting value to be used in conjunction with the bid for the System by Jones. Fair market value is the cash price a willing buyer would give a willing seller in an arm's length transaction in order to complete the sale. It is assumed that both buyer and seller have been informed of all relevant facts and neither is under any compulsion to conclude the transaction. MTA also assumes that the tangible assets will remain in their present location and will continue to be employed in their highest and best use, i.e., the delivery of cable television signals to subscribers.

         MTA used five generally accepted cable television valuation methods using the income approach to valuation in establishing the range of total fair market values of the System as a going concern. The first method used a multiple of the past year's operating income derived from comparable asset values of privately-held and publicly-traded cable companies. This multiple has been adjusted when appropriate to account for changes in service rates, as mandated by the Cable Television Consumer Protection and Competition Act of 1992. The second method used a lower multiple of the annualized current month's operating income. The third method applied a slightly lower multiple of next year's projected operating income. The fourth method was a discounted net cash flow analysis in which a purchase price (estimated fair market value) was calculated to achieve a target after-tax return on equity, given particular operating and financing assumptions specific to the System's assets. The fifth method was a discounted cash flow analysis that measured the net present value of the pre-tax operating cash flows (less capital expenditures, plus the residual value of the System) that represent the return on total investment.

         B.       Conclusions

         MTA's conclusions as to the range of values are based upon information and data supplied by Jones and System management, a recent onsite inspection by a representative of MTA of a representative portion of the System and service area, and general cable industry information. In MTA's opinion, the data which support the valuations are reliable and sound. Our estimate of the overall fair market value of the System as a business enterprise, free and clear of any encumbrances, is $15,507,000.

II.      PURPOSE OF APPRAISAL


         Malarkey-Taylor Associates, Inc. (MTA) was retained by Jones Intercable, Inc. (Jones) to conduct a fair market valuation as of April 30, 1995 of the Cable TV Joint Fund 11-ABCD cable television system (the System), serving Manitowoc, Wisconsin. This independent appraisal will be used as an independent estimate of the fair market value of the System as of April 30, 1995 with the resulting value to be used in conjunction with the bid for the System by Jones.

         Fair market value is the cash price a willing buyer would give a willing seller in an arm's length transaction in order to complete the sale. It is assumed that both buyer and seller have been informed of all relevant facts and neither is under any compulsion to conclude the transaction and that the tangible assets will remain in their present location and will continue to be employed in their highest and best use, i.e., the delivery of cable television signals to subscribers.

III.     INDUSTRY OVERVIEW


         A.       Historical Background

         Cable television was born in the late 1940's. The first systems were built during the period 1948 to 1964. Most of these early systems were located in rural areas where off-air television reception was limited and picture quality was poor. The cable system basically provided a reception service, offering up to 12 channels with no unique programming. Systems generally enjoyed high levels of penetration, ranging from approximately 70% to 90% of homes passed.

         During the period 1965 to 1972, cable systems were built in medium-sized markets, importing distant television signals via terrestrial microwave. Rulings by the Federal Communications Commission (FCC) in 1965 and 1966 initiated a regulatory period that lasted two decades. FCC constraints were placed on importing distant signals which inhibited the construction of systems in the largest 100 markets. The U.S. Supreme Court affirmed the FCC's regulatory authority over the cable television industry. The typical cable television system generally remained a 12- to 24-channel reception service with some additional program selections via imported signals. Programming unique to cable television did not exist. Basic penetrations of between 50% and 60% of homes passed were typical for newly-cabled markets.

         In 1972, the FCC eased its restrictions on signal importation, thus making it feasible for cable television operators to enter the nation's top 100 markets with differentiated product. Satellite delivered premium television services (HBO, Showtime) and Super Stations (WTBS) were introduced in 1975. Cable exclusive networks, such as ESPN, CNN, USA, and others, soon followed. During the mid- to late-1970's, new 24- to 36-channel cable television systems emerged as a result of these communications satellite services. Significant increases in programming options allowed cable systems to attract ample numbers of subscribers to attain operational profitability even where off-air broadcast reception and leisure-time options were above average. The smallest 50 of the top 100 markets were built first, followed by the larger metropolitan areas. Premium, or pay, services were the primary force behind basic penetration gains reaching 30% to 45% of homes passed in these new markets.

         During the period 1979 to 1983, the remaining major markets were franchised. Cable channel options increased dramatically, both in pay services (Disney, Cinemax, Bravo, Movie Channel) and basic services (MTV, Lifetime, Nickelodeon, regional sports, CNN, and others). Systems with 54 and more channels were built, offering an abundance of program alternatives. Cable system operators instituted price increases for pay services and established elaborate tiering structures to compensate for local constraints on basic service pricing. In newer cable markets, basic penetrations of homes passed began to edge above the 40% level.

         In 1984, the U.S. Congress approved and President Reagan signed the Cable Communications Policy Act, the first comprehensive cable legislation to be enacted. The most significant feature of the legislation was the ultimate removal of price controls on basic cable service in all but the very smallest cable systems. Discretionary price increases of up to 5% were allowed in 1985 and 1986, and all price controls were removed in January 1987. During the period 1984 to 1993, the mix of cable offerings and pricing changed as growth in pay subscriptions slowed down and local constraints on basic price increases were removed. Basic penetrations continued to rise in major markets, and nationwide penetration reached 60% of homes passed by cable. New revenue sources emerged in the form of pay-per-view, advertising, and home shopping. The industry emphasized programming quality and marketing in order to increase overall penetration levels above the 60% level.

         B.       Industry Characteristics

         1.  General Background

         Cable television is a capital intensive business. The right to operate a cable system is authorized by the local government. Substantial up-front capital is required in plant and equipment with second entrants facing even greater capital construction costs due primarily to space limitations on utility poles. A considerable percentage of total operating costs are fixed. Similar to utilities, once cable television has exceeded its break-even requirements, operating margins grow very rapidly and remain fairly predictable from year to year.

         Unlike most businesses, market analysis in cable is better pursued on the basis of system type than generic geographic or demographic criteria. The classification of a cable system in any individual market tends to reflect the competitive characteristics and demand dynamics resident in that market. In general, there are two primary categories of cable systems--classic and modern. Classic cable systems are those built in locations where reception of over-the-air television signals has historically been poor or limited. They were the earliest systems built, usually serving communities with lower densities (40 to 90 homes per mile), higher subscriber penetrations (60% to 90% of homes passed), lower average revenues per subscriber ($14 to 20 per month), and higher cash flow margins (45% to 65%) relative to modern systems. They usually were built with fewer channels but may have been upgraded at a later time. Expectations for additional growth in these markets tends to be lower than the industry average. The downside risk of investing in these systems is relatively low.

         Modern cable systems have been constructed since the introduction of pay and other cable-specific programming in the mid-1970's. They tend to serve urban and suburban communities which have higher densities (70 to 120 and more homes per mile), better quality off-air programming, and more extensive competition for consumers' leisure time. These systems were built with broader channel capacity (36 to 54 or more channels), individual subscriber addressability, local programming capability, and the capacity for advertising sales. They tend to have lower penetration (30% to 55%) than classic systems. More rapid growth has been experienced in these systems than in classic systems because of higher household growth rates, more potential for penetration gains, and greater opportunities for ancillary revenues. They are also more risky because of greater off-air competition and higher overall operating costs.

         It is estimated that 32,255 communities are served throughout the United States by approximately 11,196 operating cable systems. The industry is structured into approximately 660 MSO's which manage these systems on a wholly-owned, partially-owned, or management contract basis. Economic forces within the industry are causing significant shifts in the ownership of these companies, resulting in increasing consolidation of the industry into the hands of fewer, larger operators.

         Management characteristics in the industry vary considerably between the MSO headquarters and system operating levels and between different categories of systems. At the corporate level, nearly all of the mid-to-large sized MSO's have a strong representation of professionally trained and field-seasoned management among their ranks. Strong emphasis is placed on strategic, financial planning and operating control functions at this level, and the staffing reflects those requirements. Even the more entrepreneurial MSOs are well-staffed with lawyers, accountants, and MBA's from top institutions.

         System-level management requirements vary significantly with the category of system under consideration. Classic cable operations primarily require custodial management to oversee customer service and maintenance functions. Strategic, marketing, and financial management tends to be handled at the corporate level. Billing functions are processed through service bureaus specializing in cable systems. Very little management complexity is left at the system level, and the positions tend to be filled accordingly. Large-scale, urban cable operations are much more dynamic and demanding. They require far more sophisticated and versatile management capabilities. The physical plant, budgets, and operating staffs in these systems are considerably larger. More of the strategic, marketing, and financial planning functions are handled locally. The political liaison requirements with the cities are far more complex. Not surprisingly, the caliber of management found in these systems is substantially higher than that found in classic systems, and tends to be professionally trained, financially aware, and politically astute.

         2.  Regulation

         Historically, the extent to which the cable television industry has been regulated at the local, state and federal levels, has varied. Following the deregulation of service prices in the 1984 Cable Communications Policy Act, the next several years saw regulatory constraints on cable reduced at both the local and federal levels. Subsequent public perception of the industry as abusing its newly-won pricing freedom and additional consolidation in the industry led to enactment of the Cable Television Consumer Protection and Competition Act of 1992 on October 5, 1992, ushering in a new period of extensive regulation. Many aspects of such regulation are currently the subject of judicial, administrative or legislative proceedings or proposals. This law required the FCC to regulate the operation of cable television systems in a number of areas, including rates that may be charged by systems.

         On September 1, 1993, rate changes mandated by the FCC under the 1992 Act went into effect for most systems. The FCC implemented a benchmark rate structure that was intended to reduce the federally regulated portion of the average cable subscriber's monthly bill by 10%. Most of the resulting reductions in subscriber bills were attributable to the decline in equipment and additional outlet charges. However, with the mandated reconfiguration of basic service and the expanded basic tier, some subscribers' bills increased. For cable operators, the effects of the rate change were estimated to reduce revenue by 3% to 5% on an industrywide basis.

         In February 1994, the FCC announced further rate reductions of 7% in order to fully implement the 1992 Cable Act. As an alternative, cable systems were permitted to file Cost of Service showings if implementation of the mandated rate reductions was not feasible. The full impact on cable television systems as a result of the passage of this law have yet to be felt. The possibility for many systems to be adversely affected by changes in governmental regulation, competitive forces and technology was significant.


         3.  Financial/Economic

         Cable's rapid financial growth and expectations for future growth have drawn the attention of the capital markets and helped fuel consolidation within the industry. With most cable markets already franchised and constructed, growth-oriented MSO's turned to acquisitions as their primary method of expansion. A flurry of acquisitions occurred during the period of 1986 through 1989, with the peak being reached in 1988. Most of these acquisitions were made by companies already in the cable business who were seeking national consolidation or regional clustering of cable television systems to produce greater economies of scale and operating efficiencies. The number of transactions decreased in 1990 due to federal government restrictions on banks pertaining to highly leveraged transactions (HLT), uncertainty about the regulatory environment, and other factors.

         HLT restrictions caused less money to be available for the expansion, upgrading, and trading of cable systems in 1990 and 1991. These restrictions were subsequently removed in June 1992, and while the number of acquisitions increased, they did not reach the same levels seen in the latter half of the 1980's. Passage of the Cable Television Consumer Protection and Competition Act of 1992 and the resultant rate regulation decreased the overall attractiveness of the cable industry to potential investors.

         By 1994, several of the largest MSO's had formed or were exploring alliances with both long distance and local telephone companies, as both the cable and telephone industries were planning to enter one another's primary lines of business. Simultaneously, a number of mid-sized MSO's were developing exit strategies based on the belief that success in the evolving cable industry would require a critical mass of subscribers and access to substantial amounts of capital.

         While the development of voice, video and data delivery technologies holds the promise of substantial new services and revenues for the industry, the near-term outlook based on established programming services continues to be positive. Operators expect to continue to increase operating income by continuing to attract more subscribers, exploit current and additional opportunities for ancillary revenues, and improve operating efficiencies.


         4.  Competition

         During the next several years, the cable industry may face additional competition which could emerge in the form of system overbuilds, the introduction of new technologies, and entry into the video distribution business by telephone companies.

         The long-term viability of overbuilds in most cable markets is questionable at best. An overbuilder splits up the subscriber base, incurring higher costs per subscriber and lower margins overall. Many attempted overbuilders have been bought out by the incumbent or have simply gone out of business. The likelihood of a successful overbuild in all but a few markets is very small.

         Cable television does face increasing competition from new distribution technologies including direct-broadcast satellite (DBS), satellite master antenna television (SMATV), and multichannel multipoint distribution service
(MMDS).

The ultimate success or failure of any of these television delivery systems will depend largely on a combination of the three interconnected factors of technology, regulation, and economics. Malarkey-Taylor anticipates that the threat to cable television by these technologies in the next few years will not be substantial, although various technologies are proving adept at providing services in certain niche markets. MMDS and SMATV typically have little or no effect on mature cable systems, except in large urban areas where a high percentage of homes passed are in multiple dwelling units (MDU's). DBS presents a greater competitive threat. The DBS industry, which is still very young, has thus far focused on building its customer base in areas not wired for cable television. As of 1994, leaders in the DBS industry predicted that between 10% and 20% of television households nationwide would use their service within ten years. However, DBS is hampered by the fact that it does not carry off-air broadcast signals.

         Telephone companies have long shown an interest in expanding into video distribution. For the most part, this competition has not materialized as a result of existing regulatory restraints and technical limitations. By the end of 1993, there was widespread recognition that technological developments would force dramatic changes in such regulation, as the telecommunications industry entered a consolidation period characterized by mergers, joint ventures, and acquisitions.

         Fiber optics are increasingly being utilized as telephone and cable companies begin experimenting with 'full service' networks with the capability of delivering voice, video and data services to the home. Several of the largest MSO's, in conjunction with telephone companies, have built these experimental systems to determine their feasibility from both technological and marketing perspectives.

         As of the mid-1990's, the telephone industry still is in the experimental stage with regard to using fiber optic cable to deliver services to the home. For technological and financial reasons, full use of fiber is probably years away. Additionally, federal legislation permitting telephone and cable companies to compete directly with one another will most likely incorporate a time delay before competition begins. Nevertheless, cooperation between the two industries has begun and will likely continue on a large-scale basis.

IV.      SYSTEM DESCRIPTION

         A.    History and Market

         At the time of the appraisal, the System served several communities in Wisconsin, including Manitowoc City and the towns of Manitowoc, Manitowoc Rapids, Newton, and Whitelaw. Although operated as part of the System, franchises for the latter four communities were owned by Crown Media, Inc. However, as of April 30, 1995, they were contracted to be sold to Marcus Cable Partners L.P. Marcus was the single largest MSO in the state of Wisconsin. The number of subscribers residing within these Crown-owned franchises comprised approximately 4.6% of the System's total subscriber base.

         At the time of the appraisal, growth in the Manitowoc area had been slowing for several years. Workers in the area were primarily blue-collar. The largest employers included Mirro/Foley (aluminum cookware), The Manitowoc Company (heavy machinery, refrigeration units), and Budweiser (brewers). Unemployment in Manitowoc stood at 4.8%, which was somewhat below unemployment nationwide.

         As of the appraisal date, the System received six off-air broadcast signals licensed to Green Bay, located approximately 25 miles northwest of Manitowoc, and four licensed to Milwaukee, roughly 60 miles south of the System. Off-air reception of the Green Bay broadcast signals in Manitowoc required a roof-top antenna. Despite the use of a roof-top antenna, signal quality deteriorated towards the southern end of the city. Off-air reception of television signals from Milwaukee was extremely difficult in Manitowoc. The function of cable television service for most cable service subscribers was to both improve or provide reception, and provide a greater number and variety of program services.

         At the time of the appraisal, the principal competing sources of entertainment in the immediate vicinity of the service area were video tape rental stores, movies, and sports activities. Two multichannel multipoint distribution service (MMDS), or 'wireless' cable, companies were operating out of Green Bay, although neither had established a competitive presence in Manitowoc. Hughes' direct broadcast satellite (DBS) service DirecTV had recently launched its service nationwide. Simultaneously, several other operators in this brand new industry began conducting substantial nationwide advertising campaigns to introduce DBS service to the general public. Nevertheless, the impact of DBS as a competitor in Manitowoc had not been significant.

         Table I, taken from data published in Market Statistics' Demographics USA 1994, presents demographic information for the beginning of years 1994 and 1999 for Manitowoc County, the State of Wisconsin, and the United States. Projected growth trends are presented for population, total households, and effective buying income (EBI).

         With respect to population, Manitowoc County is forecast to grow at approximately half the rate of Wisconsin as a whole. County population figures are projected to grow from 81,400 in 1994 to 82,900 in 1999, at an annual rate of 0.37%. Statewide population is projected to increase by 0.80% annually over the same period. The nation as a whole is forecast to experience population growth at an even higher rate of 0.98% per year through 1999.

         The projected household growth rate for Manitowoc County, as with population, is lower than growth for both Wisconsin and the nation. County households are projected grow at 0.89% annually over the next five years, while state projections increase at 1.27% and nationwide household projections increase at 1.28%. Average household EBI figures indicate that the economic status of Manitowoc County households is comparable to the status of Wisconsin households. The economic status of both is slightly below the average status of households on a national basis. Average household EBI in 1994 for Manitowoc County is estimated at $40,681. Corresponding figures for Wisconsin and the nation as a whole are $41,752 and $43,484, respectively. These data are presented in the following table.

                                    TABLE I


                                                                                         Annual
                                                   1994               1999            Growth Rate
                                                  Estimate          Projection         1994-1999
                                                  --------          ----------         ---------
Manitowoc County, WI
--------------------
 Total Population                                   81,400              82,900             0.37%
 Total Households                                   30,900              32,300             0.89%
 Median Age                                           35.7                 N/A

Effective Buying Income (EBI)
 Total EBI (000's)                              $1,257,032          $1,615,288             5.14%
 Average Household EBI                             $40,681             $50,009             4.22%

State of Wisconsin
------------------
 Total Population                                5,056,300           5,262,500             0.80%
 Total Households                                1,894,700           2,018,000             1.27%
 Median Age                                           33.9                 N/A

Effective Buying Income (EBI)
 Total EBI (000's)                             $79,107,961        $103,852,828             5.59%
 Average Household EBI                             $41,752             $51,463             4.27%

United States of America
------------------------
 Total Population                              259,574,200         272,548,500             0.98%
 Total Households                               95,891,900         102,163,100             1.28%
 Median Age                                           33.8                 N/A

Effective Buying Income (EBI)
 Total EBI (000's)                          $4,169,724,052      $5,508,031,025             5.73%
 Average Household EBI                             $43,484             $53,914             4.39%


Source:  Market Statistics' Demographics USA 1994.


         B.   Services

         Programming services provided to the System's subscribers as of the appraisal date were as presented in Table II on the following page. Premium services are shown in bold. Management reported that the channel line-up had been offered since September 1994 when the Jones Computer Network channel was added, replacing the Time/Weather information channel. As of the appraisal date, the System had no additional channel capacity.

                                    TABLE II

                                    Manitowoc

-------------------------------------------------------------------------------------------------
     Cable
   (Off-Air)        Name or
   Channels       Call Letters                   Source                Description
-------------------------------------------------------------------------------------------------
  2     (2) WBAY-TV                          Green Bay WI        ABC
-------------------------------------------------------------------------------------------------
  3         C-SPAN                           Satellite           U.S. House of Representatives
-------------------------------------------------------------------------------------------------
  4     (4) WTMJ-TV                          Milwaukee WI        NBC
-------------------------------------------------------------------------------------------------
  5     (5) WFRV-TV                          Green Bay, WI       CBS
-------------------------------------------------------------------------------------------------
  6     (6) WITI-TV                          Milwaukee WI        Fox
-------------------------------------------------------------------------------------------------
  7         Mind Extension University        Satellite           Educational
-------------------------------------------------------------------------------------------------
  8         Public Access                    Local               Local Affairs
-------------------------------------------------------------------------------------------------
  9         WGN-TV                           Satellite           Independent - Chicago, IL
-------------------------------------------------------------------------------------------------
 10    (10) WMVS                             Milwaukee, WI       PBS
-------------------------------------------------------------------------------------------------
 11    (11) WLUK-TV                          Green Bay, WI       NBC
-------------------------------------------------------------------------------------------------
 12    (12) WISN-TV                          Milwaukee WI        ABC
-------------------------------------------------------------------------------------------------
 13         Communitv Bulletin Board         Local               Local Affairs
-------------------------------------------------------------------------------------------------
 14         Showtime                         Satellite           Pay Movies
-------------------------------------------------------------------------------------------------
 15         Public School Bulletin Board     Local               Local Affairs
-------------------------------------------------------------------------------------------------
 16         Parochial School Access          Local               Local Affairs
-------------------------------------------------------------------------------------------------
 17         WTBS                             Satellite           Independent - Atlanta, GA
-------------------------------------------------------------------------------------------------
 18    (38) WPNE                             Green Bay , WI      PBS
-------------------------------------------------------------------------------------------------
 19         Prevue Guide                     Satellite           Program Listings
-------------------------------------------------------------------------------------------------
 20         Local Access                     Local               Local Affairs
-------------------------------------------------------------------------------------------------
 21         Public School Access             Local               Local Affairs
-------------------------------------------------------------------------------------------------
 22         HBO                              Satellite           Pay Movies
-------------------------------------------------------------------------------------------------
 23         The Disney Channel               Satellite           Pay Movies, Familv Shows
-------------------------------------------------------------------------------------------------
 24         The Movie Channel                Satellite           Pay Movies
-------------------------------------------------------------------------------------------------
 25         Cinemax                          Satellite           Pay Movies
-------------------------------------------------------------------------------------------------
 26    (26) WGBA                             Green Bay, WI       Fox
-------------------------------------------------------------------------------------------------
 27         Jones Computer Network           Satellite           Computer Information
-------------------------------------------------------------------------------------------------
 28         Govemment Access                 Local               Local Affairs
-------------------------------------------------------------------------------------------------
 29         Request Guide                    Satellite           PPV Program Previews
-------------------------------------------------------------------------------------------------
 30         Request PPV                      Satellite           Pay Per View Movies
-------------------------------------------------------------------------------------------------
 31         Lake Shore Technical College     Local               Educational
-------------------------------------------------------------------------------------------------
 32    (32) WXGZ                             Appleton, WI        Independent
-------------------------------------------------------------------------------------------------
 33         MTV                              Satellite           Music Videos
-------------------------------------------------------------------------------------------------
 34         VH-1                             Satellite           Music Videos
-------------------------------------------------------------------------------------------------
 35         The Nashville Network            Satellite           Country Music Videos
-------------------------------------------------------------------------------------------------
 36         Country Music TV                 Satellite           Country Music Videos
-------------------------------------------------------------------------------------------------
 37         ESPN                             Satellite           24-Hour Sports
-------------------------------------------------------------------------------------------------
 38         Headline News                    Satellite           24-Hour News
-------------------------------------------------------------------------------------------------
 39         CNN                              Satellite           24-Hour News
-------------------------------------------------------------------------------------------------

                                   Manitowoc

-------------------------------------------------------------------------------------------------
  Cable
(Off-Air)             Name or
 Channels           Call Letters                Source                   Description
-------------------------------------------------------------------------------------------------
   40         CNBC                             Satellite            Consumer, Business News
-------------------------------------------------------------------------------------------------
   41         American Movie Classics          Satellite            Classic Movies
-------------------------------------------------------------------------------------------------
   42         The Family Channel               Satellite            Family Programming
-------------------------------------------------------------------------------------------------
   43         Nickelodeon                      Satellite            Children's Programming
-------------------------------------------------------------------------------------------------
   44         Comedy Central                   Satellite            Comedy Programming
-------------------------------------------------------------------------------------------------
   45         Turner Network Television        Satellite            Variety, Movies
-------------------------------------------------------------------------------------------------
   46         USA Network                      Satellite            Sports, Entertainment
-------------------------------------------------------------------------------------------------
   47         Lifetime                         Satellite            Women's Programming
-------------------------------------------------------------------------------------------------
   48         The Discovery Channel            Satellite            Science, Nature
-------------------------------------------------------------------------------------------------
   49         Arts & Entertainment             Satellite            Music, Dance, Theater
-------------------------------------------------------------------------------------------------
   50         The Weather Channel              Satellite            24-Hour Weather
-------------------------------------------------------------------------------------------------
   51         Eternal Word Network             Satellite            Religious
-------------------------------------------------------------------------------------------------
   52         Trinity Broadcast Network        Satellite            Religious
-------------------------------------------------------------------------------------------------
   53         HSN                              Satellite            Home Shopping
-------------------------------------------------------------------------------------------------

         The System's limited basic service consisted of programming on channels 2-32, with the exception of the pay and pay per view services on channels 14, 22-25, and 30. Expanded basic service began on channel 33 and continued through channel 53.

         C.       Rates

         The monthly basic, expanded basic, premium rates, and installation charges to subscribers for the preceding services on the date of the appraisal were as outlined in Table III. These rates were implemented on March 1, 1995.

         The basic service comparison data for the State of Wisconsin and the United States typically included the services offered by the System on its basic service and expanded basic tier. The comparison data were collected at the end of 1991 prior to rate re-regulation, and are the most recent such data available.

                                    TABLE III

                                    ----------------------------------------------
                                                          State of       United
                                          Manitowoc      Wisconsin/1/    States/1/
                                    ----------------------------------------------
Basic Service                               $11.08         $19.57        $18.61
                                    ----------------------------------------------
Expanded Basic Tier                          $9.58           --            --
                                    ----------------------------------------------
Pay Services (a la carte)                                   $9.78        $10.11
 HBO                                         $9.95
 Showtime                                    $9.95
 Cinemax                                     $9.95
 The Disney Channel                          $7.95
                                    ----------------------------------------------
Pay Per View (Average)                      $10.31           N/A           N/A
                                    ----------------------------------------------
Converters                                   $1.45           N/A           N/A
                                    ----------------------------------------------
Installation Charges:                                        N/A           N/A
 New Subscriber                             $35.00
 Reconnect                                  $17.50
                                    ----------------------------------------------

/1/ Source: The Kagan 1992 Census of Cable and Pay TV (Carmel: Paul Kagan
            Associates, Inc., 1991). These data are representative of a point in time prior to the appraisal date and should be used for general comparison purposes only.


          On March 1, 1995, the System increased the rate for basic service by $0.30 and the rate for the expanded basic service by $0.50. Converter rental rates and installation charges have not changed since June 29, 1994. The System also provides discounts to customers who subscribe to multiple premium channels.

         D.       Subscribers

         Table IV presents the number of homes passed, basic subscribers, expanded basic subscribers, pay units, and converter rentals for the System as of April 30, 1995. These figures include subscribers managed by Jones, and are compared with similar figures for the State of Wisconsin and the United States as a whole.


                                   TABLE IV


                                    ---------------------------------------------
                                                    State of
                                     Manitowoc    Wisconsin/1/   United States/1/
                                    ---------------------------------------------
Homes Passed                           16,303       1,507,024       88,386,676
                                    ---------------------------------------------

Basic Subscribers                      11,083         926,308       53,355,040
% of Homes Passed                       68.0%           61.5%         60.4%
                                    ---------------------------------------------

Expanded Basic Subscribers             10,778            N/A        13,618,888
% of Basic Subscribers                  97.2%            N/A            N/A
                                    ---------------------------------------------

Total Pay Units                         7,706       1,011,304       42,415,363
% of Basic Subscribers                  69.5%          109.2%            79.5%
                                    ---------------------------------------------

Converter Rentals                       2,619            N/A             N/A
% of Basic Subscribers                  23.6%            N/A             N/A
                                    ---------------------------------------------

/1/Source: The Kagan 1992 Census of Cable and Pay TV (Carmel: Paul Kagan
           Associates, Inc., 1991). These data are representative of a point in time prior to the appraisal date and should be used for general comparison purposes only.



         At the time of the appraisal, the basic penetration of the System, at 68.0% of homes passed, was higher than basic penetration rates for both Wisconsin and the nation. These rates stood at 61.5% and 60.4%, respectively, at the end of 1991. In addition, the System offered an expanded basic tier service with a penetration rate of 97.2%. The pay unit penetration of the System as of April 30, 1995 was 69.5%, which was much lower than pay penetration for Wisconsin which stood at 109.2%. The nation as a whole had a pay penetration of 79.5% by the end of 1991.


         E.       System Mileage

         According to System management, the mileage figures are based on as-built maps. Since a complete walk-out of the current System would be prohibitively expensive, MTA used the following approach to corroborate the plant mileage:

         1. Interviewed knowledgeable System personnel to ascertain the source and reliability of the mileage estimates.

         2. Noted the configuration of the System on area maps and the existence and condition of plant in a representative portion of the area served by the System.

         3. Related the average density of the System to general observations of densities while inspecting the System and service area.
         Table V presents management's best estimate of the number of route miles of plant as represented by total strand and trench in the System as of the appraisal date only within the City of Manitowoc.




                                     TABLE V


                           Aerial         Underground      Total
                           ------         -----------      -----
Total Plant Miles           155.0            13.6          168.6


         Based upon the above procedures and cost limitations, these estimates appear to be reasonable. The System had no fiber optic cable as of April 30, 1995.


         F.       Physical Plant

         As of the valuation date, the System maintained its administrative headquarters, headed, and warehouse facilities at a single location at 1614 Washington Street in Manitowoc. The System also maintained a tower site, primarily for reception of off-air signals from the Green Bay and Milwaukee television markets. The tower, located at 3636 County Trunk Highway, also received a microwave feed from Lake Shore Technical College. The System passed 16,303 homes, for an average density of approximately 77 homes per plant mile.

         The System's distribution plant capacity was 400 MHz, and programming was available on 52 channels. Although there was no room for additional channels, management was considering channel sharing for certain off-air stations with duplicate programming to allow the addition of a satellite program to the line-up.

Addressable homes totaled approximately 4,900 in the System. Converters in the field were primarily the remote capable Oak TC-56 model. However, in an effort to increase pay unit levels, the System reverted to the use of traps for HBO, Showtime, and most recently, Disney. As of the valuation date, the System was generally in good condition. There were no plans for any substantial upgrade or re-build in 1995.


         G.       Franchises

         The System held a franchise agreement with Manitowoc City. Although the communities of the town of Manitowoc, Manitowoc Rapids, Newton, and Whitelaw were serviced as part of the Manitowoc System, these franchises were owned by Crown Media, Inc. As of the valuation date, these franchises were contracted to be sold to Marcus Cable Partners L.P., the single largest MSO in the state of Wisconsin.

         The franchise owned by Jones for the City of Manitowoc, with approximately 95% of the System's subscribers, was scheduled to expire on November 3, 1995. At the time of the appraisal, negotiations for a 12-year renewal term had almost been finalized. An important change in the franchise agreement will be an increase in the franchise fee from 3% to 5% of gross revenues.

         As of April 30, 1995, the remaining life of the System's franchise was approximately 12 years assuming that the current franchise negotiations will be finalized, as shown in Table VI. The City of Manitowoc was authorized to regulate basic rates.


                                   TABLE VI


                 FRANCHISE COMMUNITY           EXPIRATION DATE
                 -------------------           ---------------

                 City of Manitowoc             November 3, 2007

         H.       Management

         At the time of the appraisal, the System operated with 21 full-time and four part-time employees. In addition to department managers and other administrative staff, the operations department worked with six technicians and one dispatcher, while the customer service department operated with approximately four customer service representatives (CSR). Marketing and advertising management duties were handled by one individual. The advertising staff consisted of six full-time employees, including two account executives and three part-time people.

         MTA's representative met and spoke extensively with the System's General Manager and Technical Supervisor. The management team is comprised of professionals in the cable television industry and appeared to be well-versed on the System's characteristics, both its strengths and weaknesses. As individuals, each possesses considerable experience and a record of success in the industry.


         I.       Financial History

         Based on unaudited financial statements for the year ending December 31, 1994, revenues for the System were $3,500,587. Operating expenses totaled $2,030,971, resulting in operating income of $1,469,616 before the allocation to Crown Media. Unaudited financial statements for the first four months of 1995 indicate that operating profits of $450,475 before the allocation to Crown Media were generated on revenues of $1,224,405, for an operating margin of 36.8%. On an annualized basis, operating profits for 1995 before the Crown Media allocation total $1,351,425.

V.       TOTAL SYSTEM VALUE



         MTA has estimated the fair market value for the System as a business enterprise to be $15,507,000 as of April 30, 1995. Fair market value is the cash price a willing buyer would give a willing seller in an arm's length transaction in order to complete the sale. It is assumed that both buyer and seller have been informed of all relevant facts and neither is under any compulsion to conclude the transaction and that the tangible assets will remain in their present location and will continue to be employed in their highest and best use, i.e., the delivery of cable television signals to subscribers.


         A.       Valuation Procedure and Methods

         MTA used the following basic methodology to determine the overall fair market value of the System:

         1. Performed an onsite review to observe a representative portion of the market and homes passed, reviewed the number of subscribers, and determined the quality and attractiveness of the services provided.

         2. Made inquiries of management to ascertain and/or verify items relevant to the appraisal.

         3. Estimated the availability of additional homes passed and the probability of future growth.

         4. Reviewed selected financial records and other documents to verify certain financial data.

         5. Estimated the expected changes in operations that a buyer most likely would institute.

         6. Applied generally accepted methods of estimating the fair market value of the entity as a whole.

         A business valuation typically is performed using one or more of three approaches: the cost approach, the market approach, and the income approach. Since the System will be relying to a large degree on intangible assets to generate income, the cost approach is not appropriate in this case. The market, or comparable sales, approach has not been used because of the difficulty in choosing sales that reflect the same profitability, size, and growth as the System. Therefore, this valuation has been based on the income approach to valuation. The income approach is the best approach to valuing the System because it reflects the future earnings potential of the System.

         There are various established methods of determining a business entity's total fair market value using the income approach. The most commonly accepted methods are as follows:

         1.       Capitalization of projected net cash flow.

         2.       Capitalization of single-year operating profit.

         3.       Dividend capitalization.

         4.       Market price-to-book equity.

         5.       Price-earnings multiple.


         Of the methods listed above, MTA normally relies primarily upon the capitalization of projected net cash flow, or "discounted cash flow" approach, to estimate total value. MTA generally favors discounted cash flow methodology because it considers the broadest range of factors that will affect both the present and future income, and therefore value, of a cable television system. Accordingly, MTA usually gives greater consideration to the discounted cash flow methods in its final judgment concerning the fair market value of a cable television system.

         MTA has prepared two discounted cash flow valuations for the System, one which analyzes the projected return on equity and one which analyzes the projected return on investment. MTA also has considered the second general methodology listed above, i.e., capitalization of operating profit, in conducting its valuation of the System. The methodologies are described in Parts V-B and V-C of this report. The values for the overall fair market value of the System are presented in Exhibit A.

         The remaining methods listed above, although widely used in other industries, generally are inappropriate for valuing cable television systems. Dividend capitalization, based upon actual dividends or capacity, usually is irrelevant since few publicly-traded cable companies pay dividends and earnings (which should be reflective of a dividend capacity) are not reflective of the capacity to generate operating income. A comparison of market price to-book equity also is not valid usually since book equity varies widely from one company to another as to how much intangible and tangible value is reflected on the books. Finally, an analysis of price-earnings multiples generally is not appropriate because they also vary widely within the industry and are not representative of the financial position of most cable systems.


         B.       Discounted Cash Flow Methodology

         MTA has generated two discounted cash flow models to arrive at a total System value. The return-on-equity model is based upon a hypothetical purchase price that would achieve a target after-tax return on equity based on the present value of the projected net cash flows. The return-on-investment model measures the net present value of the projected pre-tax operating cash flows, less capital expenditures, plus the residual value of the System, that represent the return on total investment.

         Both the return-on-equity and return-on-investment methods are dependent upon projections of the System's future net cash flow and residual value and on selection of an appropriate discount rate. MTA's calculations are based on detailed projections of a variety of factors which will affect future cash flow including housing growth, plant mileage, basic and pay subscriber growth, subscriber rates, operating expenditures, and capital expenditures. The projections and assumptions used in MTA's discounted cash flow models are set forth in Exhibits E, F, G, and
H. Exhibit E provides details of MTA's projections for plant mileage, housing, and subscriber growth. Exhibit F shows the rates subscribers were charged at the time of the appraisal for various services and MTA's projections for future growth. Exhibit G lists revenues and operating expenses for all years throughout the projection period, and Exhibit H details capital expenditures anticipated for the System. The allocation to Crown Media has been treated as an operating expense in these projections. In addition, Exhibit J includes miscellaneous assumptions such as the average remaining life of the franchises under which the System operates, tax rates, the net fair market value of beginning tangible assets, the breakdown between debt and equity and the interest rate anticipated on the debt, and the multiples and discount rates used in the various appraisal methods. MTA's determination and use of these factors is discussed further below.


         1.       Net Cash Flow/Return on Equity

         This method involves the use of multiple year projected operations for the System and a predetermined target after-tax return on equity for a hypothetical outside buyer. The ten-year projection period is based on the average remaining franchise life of the System including the renewal of the franchise. A complete discussion of the selection of the projection period is provided in Part V-B-3 of this report.

         Based on the use of typical debt-to-equity ratios and debt services, MTA has made certain assumptions concerning the capital structure that a "typical, prudent outside buyer" might experience as well as the probable interest rates that would be applicable in connection with any debt financing that might be incurred, as shown in Exhibit J. To calculate future cash flows, MTA has projected future subscribers, revenues, operating expenses, and capital expenditures. MTA has then tested various hypothetical purchase prices, i.e., potential fair market values, to determine a value that yields the desired return on equity, as shown in Exhibits C-1 and C-2.

         Using the return-on-equity model, MTA has generated low and high cash flow projections for the System shown in Exhibits B-1 and B-2. The difference between the two projections reflects the range of potential returns on equity that a buyer could reasonably expect to realize depending upon the initial purchase price paid for the System.


         2.       Net Cash Flow/Return On Investment

         This discounted cash flow method, similar to the preceding method, is used to measure the net present value of the pre-tax operating cash flow, less capital expenditures, plus the residual value of the System, that represent the return on the total investment rather than that which could result from an assumed purchase with a predetermined debt-to-equity ratio. To calculate future cash flows, MTA has used the same projections for future subscribers, revenues, operating expenses, and capital expenditures as in the return-on-equity method. The projected cash flows for the System, plus the last-year residual value of the System, less capital expenditures, are then discounted to their present value using an acceptable discount factor based on the weighted average cost of money, as shown in Exhibit J. MTA has used the return on investment model, like the return on equity model, to generate low and high values for the System. These values, shown in Exhibit D, represent the present value of the future pre-tax operating cash flows and reflect more conservative and more optimistic assumptions, respectively, as to the likely return on investment that the System will generate over time.


         3.       Cash Flow Projections

         There are many factors that affect the projections of a specific cable system's cash flow. With respect to the System, MTA has analyzed the franchise area, the costs incurred to meet franchise obligations, the length of the franchise period, the degree of competition, and the historic results of the System's operations. MTA also has examined factors that affect the industry, such as possibility of regulatory changes, competitive threats, rapid technical changes, and the development of additional programming services. These factors have been incorporated into MTA's projections of the System's future cash flows.

         The most critical factors in the expected cash flow of a specific cable system are the opportunities for growth in the territory in which it operates, i.e., its franchise area and the duration of the franchise. In making its cash flow projections, MTA has carefully reviewed the demographics of counties represented in the service area. Demographic information was gathered from direct observation during MTA's onsite visit, discussion with System management, Marketing Statistic's Demographics USA 1994, U.S. Census Bureau data, and information obtained from the local Chamber of Commerce.

         MTA also has reviewed information pertaining to the System's franchise in order to calculate their remaining life and made inquiries of System management personnel to ascertain any relevant terms that may affect the value of the System. MTA has calculated a weighted average remaining life for the franchise of 12 years based on the number of the System's subscribers residing in the single franchise area and the assumed renewal of the franchise.

         The projection period used for the cash flows normally is the weighted average remaining life of the franchise, except when the weighted life of the franchises falls below seven or exceeds ten years. When the franchise life falls below seven years, MTA uses a seven-year projection period, amortizing the franchises over fifteen years as mandated by the Internal Revenue Service (IRS). When the franchise life exceeds ten years, a ten-year projection period is used, with the franchises amortized over fifteen years. MTA believes that the cash flows realized from a projection period less than seven years generally are not reflective of the value of a system than an investor would consider when utilizing discounted cash flow methodology. MTA also believes that the operating income resulting from income and expense projections beyond ten years is increasingly uncertain and might produce less accurate values for the System.

         MTA's cash flow projections are also based in part on historical operating data such as subscriber rates, the ratio of subscribers to homes passed, and the age and condition of the System's distribution plant. MTA also has relied on information provided by System management personnel, discussions with System personnel, and MTA's familiarity with typical industry expenses and operating trends to project the future financial performance of the System. As shown in Exhibits E through H, MTA has projected increases in the number of basic and pay subscribers, projected changes in service rates, and estimated expenditures for future installation of cable plant and other future capital requirements.


         4.       Residual Value

         Under both the return-on-equity and the return-on-investment approaches, MTA has calculated a residual value for the System following the ten-year projection period. The residual represents the anticipated value of the System at the end of the projection period. This value is added to the System's cash flow stream in the final year of the projection period and then discounted back to present value.

         The residual is calculated as a multiple of the projected annual net cash flow in the final year of the discounted cash flow analysis. The multiple used reflects the degree of likelihood that the System will have significant future income, and therefore value, at the end of the projection period. If the franchise is likely to be renewed on the same terms as the current franchise, and if there is a realistic expectation of continued growth in income, a higher multiple will be applied. On the other hand, if the franchise is not likely to be renewed, or is renewed on terms and conditions significantly different from the current franchise, or if competitive or technological factors jeopardize the operator's future income, a lower multiple is appropriate.

         Based on its experience and familiarity with the cable industry, and its analysis of the System, MTA has calculated the System's residual value using tenth-year cash flow times a multiple of nine, as shown in Exhibit J. This multiple reflects MTA's view that the System is likely to have significant value in ten years, but that certain unknowns and uncertainties must be factored into the multiple nonetheless. Currently, the Cable Act of 1984 puts operators in a favorable position in that cable franchises are generally likely to be renewed. However, the 1984 Act provides no guarantee of renewal, and it is expected that the negotiation process required to obtain a renewal will result in new franchises that will be on terms significantly different and probably less favorable than current franchises. In addition, concerns about how re-regulation of the cable industry will affect the Act's renewal provisions could have the effect of reducing or eliminating the operator's expectation of renewal.


         5.       Discount Rate

         A critical component of both the return-on-equity and the return-on investment approaches is the selection of the rate at which future cash flows are discounted to their present value. The discount rate represents the investor's expected return on capital, i.e., the rate of return that reasonably reflects the risk being undertaken by the investor.

         Considering the relative risk associated with the cable industry in comparison to other industries, and the risk associated with the System in particular, MTA has adopted a range of discount rates for its discounted cash flow methods. In the after-tax return-on-equity model, MTA has applied a discount rate of 14.0% for its low valuation, and a rate of 12.0% for its high valuation. In the pre-tax return-on-investment model, the low valuation discount rate is 16.9%, while the high valuation rate is 15.3%. The discount rates used in the two discounted cash flow methods are indicated on Exhibit A and summarized in Exhibit J.

         MTA has calculated the discount rate for the return-on-equity model by first establishing a risk-free rate of return (the current rate of return available on Treasury bills or Treasury bonds as of the valuation date) and then adding the historical premium for risk that the market has actually provided the holders of representative cable television stocks. This assumes that using such historical data will provide a reasonable guide to future return expectations after recognition for risk.

         The discount rate incorporates systematic risk, which is the sensitivity of the return on the subject investment to changes in the return for the market as a whole. MTA also has incorporated into the discount rate unsystematic risk, which is any risk premium directly associated with the industry, particular company, or the subject system. Thus, internal risk factors, such as the possibility of competition, municipal and customer relations, rate structure, franchise stability, etc., have been factored into the discount rate.

         The discount rate used in the return-on-investment model is determined by the "band of investment" method. The rate is based on an average of the rate applicable to equity and the cost of debt weighted in the proportions that are utilized for the particular system.


         C.    Direct Income Methodology

         An alternative valuation method to the discounted cash flow method is the direct income method, in which the estimate of the cable system's value is based on current net operating income times a multiple selected by the appraiser. MTA has applied several alternative versions of this method to the System. In the first model, MTA used the System's actual annual net operating income for the 12-month period preceding the valuation date, whenever the appropriate data was available. When data was insufficient to ascertain the actual net operating income for the past full year, MTA estimated the past year's annual net operating income based on available financial information for the past several months. In the second, the System's current cash flow as of the appraisal date was annualized to create a "running rate" net operating income projection. In the third model, MTA used the System's projected net operating income for the twelve months following the appraisal date. For each of these models, the actual or projected amount of the allocation to Crown Media has been deducted from the operating income. The results of these models are set forth in Exhibit A.

         The multiples applied to each of these income figures are derived from a variety of cable industry data. First, MTA has looked at the income and stock value of several publicly traded cable companies as of the appraisal date. From this analysis, MTA has derived a range of multiples that it believes are applicable to privately held cable systems, which includes adjustments for control and marketability. Taking into account multiples derived from the sale of other cable television systems, MTA has arrived at a composite figure for each model. In the historical income model, MTA has applied a low multiple of
10.5 and a high multiple of 11.5. This multiple has been adjusted when appropriate to account for changes in service rates, as mandated by the Cable Television Consumer Protection and Competition Act of 1992. The running rate and projected income models use slightly lower multiples to account for the additional risk and uncertainty of using projections rather than historical data. The multiples used in each of the three direct income approaches are indicated in Exhibit A and summarized again in Exhibit J.


         D.       Value Conclusions

         The valuations yielded by each of the methods described above are shown in Exhibit A. In arriving at a final System valuation, MTA considered both discounted cash flow methods, i.e., the return-on-equity and return-on-investment methods, and the direct income methods. Based upon the foregoing analysis and a consideration of the various methods, MTA concludes that the fair market value of the System as a business enterprise as of April 30, 1995, was $15,507,000.

VI.      CONTINGENCIES AND LIMITING CONDITIONS


         Our conclusions as to the value of the System are based upon the following, which to the best of our knowledge and belief are reliable and sound:

         1. Information and data obtained during a recent onsite inspection by a representative of MTA of a representative portion of the System and communities served.

         2.       Personal and telephone interviews with the System's employees.

         3.       Selected documents including:

                  a. Various operating data and maps.

                  b. Miscellaneous internal data and documents.

         The following limiting conditions apply to the subject appraisal:

         1. MTA is under no obligation to update the appraisal to account for events or additional data subsequent to the appraisal date.

         2. Neither this report nor any portions thereof may be used for any purpose other than as stated herein nor may it be reproduced or excerpted without the prior written consent of MTA.

         3. No copies of this report will be furnished to entities other than the client without the client's specific permission or direction unless ordered by a court of competent jurisdiction.

         4. The comments and judgments of MTA as to the physical and terminal state of the cable system were made by representatives who are expert in valuing cable television assets but not by qualified cable television engineers. Consequently, readers should not rely on any statement made herein for any purpose other than those set forth in this appraisal.

         5. MTA did not consider, or factor into the appraisal, any impact on value that might be caused by the presence of toxic waste or hazardous material including electromagnetic radiation or other forms of radio frequency radiation.

VII.     STATEMENT 0F VALUE


         MTA certifies that a personal inspection of a representative portion of the communities and System was made by a qualified representative of this firm and that, to the best of our knowledge, the statements contained in this appraisal are correct and that the opinions stated are based on consideration of the relevant factors. In addition, neither MTA nor any of its representatives have any current interest or contemplated future interest in the entities appraised. In addition, the fee paid for this report by Jones Intercable, Inc. is in no way dependent on the values determined herein.

         Based on the various analyses, computations, and considerations discussed in this report, it is our professional judgment, subject to the assumptions and limitations stated in this report, that the range of values as stated in this report are true and correct. Therefore, it is the professional opinion of MTA that the fair market value of the Cable TV Joint Fund 1 1-ABCD cable television system serving Manitowoc, Wisconsin, as a business enterprise as of April 30, 1995, free and clear of any encumbrances, is $15,507,000.




                        MALARKEY-TAYLOR ASSOCIATES, INC.


                              /s/ Andrew R. Gefen
                     --------------------------------------
                               By: Andrew R. Gefen
                       Vice President, Financial Services


                                  July 11,1995

VIII.    QUALIFICATIONS


         A.    Qualifications of Malarkey-Taylor Associates, Inc.

         Malarkey-Taylor Associates, Inc. has served the communications industry for nearly 30 years specializing in the field of cable, cellular, paging, mobile radio, and broadcasting technologies. We have completed thousands of projects for clients in the communications industry and in the financial and investment communities. Our organization is composed of a multi-disciplinary team of professionals who combine academic training in accounting, finance, engineering, marketing, management, economics, and law with many years of experience solving problems for hundreds of clients in both the public and private sectors.

         A large portion of our financial, engineering, and managerial professionals' time is devoted to the appraisal of cable television systems, cellular telephone systems, paging systems, and broadcast stations. Since 1964, we have appraised hundreds of communications properties for purposes of financing, ownership transfers, property tax assessments, and estate planning and probating. Our appraisal experience has included independent fair market valuations and purchase price allocations, including valuation of both tangible assets and intangible assets such as franchises, licenses, subscriber lists, leases, and contracts. MTA has supplied expert testimony on cable, cellular, paging, and broadcast property values in court and other legal hearings.

         B.   Qualifications of Andrew R. Gefen

         Andrew R. Gefen is Vice President, Financial Services for Malarkey-Taylor. He has provided valuation, financial, accounting and consulting services to numerous cellular telephone, cable television, broadcasting, and paging companies. Mr. Gefen is involved in the fair market valuation and asset appraisal of publicly and privately held cellular telephone systems, cable television systems, broadcast stations, paging systems, programming networks, and Multichannel Multipoint Distribution Service (MMDS) systems. He has valued over 100 cellular telephone systems and over 200 cable television systems with an aggregate value of over $3 billion.

         Mr. Gefen has provided expert testimony on the valuation of cellular telephone systems, MMDS systems, cable television systems, and paging systems. He has also assisted in the development of a statewide cellular telephone network, and provided consulting services to professional sports leagues, cable television programming networks, and U.S. Government agencies. His work has included valuation and due diligence projects in several countries in Europe and Latin America.

         He has acquired an in-depth knowledge of the values of cellular systems, cable television systems, broadcast stations, and paging systems, including their market characteristics, growth prospects, construction costs, operating cost structures, and other industry issues. Mr. Gefen has substantial experience in the tax issues arising from the purchase and sale of cable and broadcast properties. In addition, he has supported the taxpayer's values of tangible and intangible assets during Internal Revenue Service reviews.

         Mr. Gefen was previously with the communications consulting firm of Frazier, Gross & Kadlec, Washington, D.C., as the Manager of the Appraisal Group where he directed and participated in the asset appraisals of over 200 communications properties, primarily in the radio and television industry.


EXPERIENCE

Vice President, Financial Services, Malarkey-Taylor Associates, Inc., Washington, D.C., 1988-present.

Business Analyst and Project Manager, American Management Systems, Arlington,
VA.

Planning Consultant, Panelvision Corporation, Pittsburgh, Pennsylvania.

Programmer and Chief Announcer, WBRU (FM), Providence, Rhode Island.

EDUCATION

M.S., Industrial Administration (M.B.A.), Carnegie-Mellon University, Pittsburgh, Pennsylvania.

B.A., Economics, Brown University, Providence, Rhode Island.

         C.   Qualifications of Susan Donovan

         Susan Donovan is a Senior Financial Analyst in the Financial Services department at Malarkey-Taylor. She provides valuation, financial and consulting services to cable television and broadcasting companies. Ms. Donovan is involved in the fair market valuation and asset appraisal of publicly and privately held cable television systems and broadcast stations. She has an in-depth knowledge of the values of cable television systems and broadcast stations, including their market characteristics, growth prospects, construction costs, operating cost structures, and other industry issues.

         Ms. Donovan was previously with the communications consulting firms of Broadcast Investment Analysts, Inc. and Frazier, Gross & Kadlec, both of Washington, D.C., where she participated in asset appraisal and fair market valuations for numerous broadcast properties.


EXPERIENCE

Senior Financial Analyst, Financial Services, Malarkey-Taylor Associates, Inc., Washington, D.C., 1993-present.

Financial Analyst, Broadcast Investment Analysts, Inc., Washington, D.C., 1988-1992.

Research Analyst, Frazier, Gross & Kadlec, Washington, D.C., 1986-1988.

Assistant Editor and Editorial Coordinator, TV Digest (presently Warren Publishing), Washington, D.C., 1985-1986.

EDUCATION

M.B.A., George Mason University, Fairfax, Virginia.

B.A., Political Science, Trinity College, Washington, D.C.

---------------------------------------
      CABLE TV JOINT FUND 11-ABCD                                                                      EXHIBIT A
         MANITOWOC, WISCONSIN                                                                           ---------
          AS OF APRIL 30, 1995
---------------------------------------

VALUATION METHODS
-----------------
                                                                                         LOW           HIGH
                                                                                         ---           ----
I.   MULTIPLE OF PAST YEAR'S OPERATING INCOME
       OPERATING INCOME, PER BOOKS (4/30/95) LESS ALLOCATION                          $1,382,843      $1,382,843
       VALUATION MULTIPLE                                                                   10.5            11.5
                                                                                            ----            ----
       ESTIMATED FAIR MARKET VALUE                                                   $14,519,852     $15,902,695
                                                                                     -----------     -----------

II.  MULTIPLE OF "RUNNING RATE" OPERATING INCOME
       ESTIMATED. OPERATING INCOME
        TOTAL CURRENT YEAR'S REVENUE                                                  $3,887,601      $3,887,601
        OPERATING MARGIN, PER BOOKS (4/30/95)                                              39.7%           39.7%
                                                                                           -----           -----

       "RUNNING RATE" OPERATING INCOME LESS ALLOCATION                                $1,503,076      $1,503,076
         VALUATION MULTIPLE                                                                 10.0            11.0
                                                                                            ----            ----

     ESTIMATED FAIR MARKET VALUE                                                     $15,030,756     $16,533,832
                                                                                     -----------     -----------

III. MULTIPLE OF NEXT YEAR'S OPERATING INCOME
     OPERATING INCOME                                                                 $1,672,344      $1,672,344
     VALUATION MULTIPLE                                                                      9.5            10.5
                                                                                             ---            ----

     ESTIMATED FAIR MARKET VALUE                                                     $15,887,270     $17,559,614
                                                                                     -----------     -----------

IV.  DISCOUNTED CASH FLOW RETURN ON EQUITY
     TARGET RETURN ON EQUITY                                                               14.0%           12.0%
     ESTIMATED FAIR MARKET VALUE                                                     $14,441,844     $15,865,920
                                                                                     -----------     -----------

V.   DISCOUNTED CASH FLOW RETURN ON INVESTMENT
     TARGET RETURN ON INVESTMENT                                                           16.9%           15.3%
     ESTIMATED FAIR MARKET VALUE                                                     $14,236,013     $15,581,656
                                                                                     -----------     -----------


SUMMARY OF VALUES

I.   MULTIPLE OF PAST YEAR'S OPERATING INCOME                                        $14,519,852      $15,902,695
II.  MULTIPLE OF "RUNNING RATE" OPERATING INCOME                                      15,030,756       16,533,832
III. MULTIPLE OF NEXT YEAR'S OPERATING INCOME                                         15,887,270       17,559,614
IV.  DISCOUNTED CASH FLOW RETURN ON EQUITY                                            14,441,844       15,865,920
V.   DISCOUNTED CASH FLOW RETURN ON INVESTMENT                                        14,236,013       15,581,656
                                                                                      -----------      ----------

RANGE OF ESTIMATED FAIR MARKET VALUES                                                 $14,776,000     $16,237,000


ESTIMATED FAIR MARKET VALUE                                                                    $15,507,000
                                                                                               ===========

-----------------------------
 CABLE TV JOINT FUND 11-ABCD                                       EXHIBIT E
   MANITOWOC, WISCONSIN                                            LOW ANALYSIS
    AS Of APRIL 30,1995                                            ------------
------------------------------

RETURN ON EQUITY METHOD

PROFIT AND LOSS - LOW VALUE
---------------------------

 YEAR ENDING APRIL 30,                                              1996            1997           1998           1999
                                                                    ----            ----           ----           ----
REVENUES                                                      $4,085,786      $4,475,074     $4,834,780     $5,198,549
OPERATING EXPENSES                                             2,413,441       2,677,139      2,889,090      3,104,205
                                                              ----------      ----------     ----------     ----------
OPERATING INCOME                                              $1,672,344      $1,797,935     $1,945,690     $2,094,343
 OPERATING MARGIN                                                   0.41            0.40           0.40           0.40
PARENT SERVICES/MGT FEE (5%)                                     204,289         223,754        241,739        259,927
FRANCHISE AMORTIZATION (15)                                      658,067         658,067        658,067        658,067
SUBSCRIBER LIST (8)                                              248,250         248,250        248,250        248,250
NON-COMPETE COVENANTS (0)                                              0               0              0              0
DEPRECIATION                                                     401,446         724,877        594,122        506,297
INTEREST                                                         738,362         738,362        738,362        693,132
                                                              ----------      ----------     ----------     ----------

PRE-TAX INCOME                                                 ($578,070)      ($795,375)     ($534,850)     ($271,330)
INCOME TAX (EXPENSE)/ BENEFIT                                    196,544         270,428        181,849         92,252
                                                              ----------      ----------     ----------     ----------

NET INCOME                                                     ($381,526)      ($524,948)     ($353,001)     ($179,078)

SOURCES AND USES OF CASH
------------------------

SOURCES Of CASH -
PRE TAX INCOME                                                 ($578,070)      ($795,375)     ($534,850)     ($271,330)
FRANCHISE AMORTIZATION (15)                                      658,067         658,067        658,067        658,067
SUBSCRIBER LIST (8)                                              248,250         248,250        248,250        248,250
NON-COMPETE COVENANTS (0)                                              0               0              0              0
DEPRECIATION                                                     401,446         724,877        594,122        506,297
EQUITY                                                         7,032,023
DEBT                                                           7,032,023               0              0              0
RESIDUAL VALUE IN YEAR 10
                                                              ----------      ----------     ----------     ----------

TOTAL SOURCES OF CASH                                        $14,793,738      $  835,819     $  965,589    $ 1,141,284


USES Of CASH -
PURCHASE PRICE - CURRENT                                     $14,441,844
CAPITAL EXPENDITURES                                             251,658         258,123        276,875        297,175
DEBT RETIREMENT                                                        0               0        430,763        475,993
TAXES PAID ON NET INCOME                                               0               0              0              0
TAXES PAID ON SALE (RESIDUAL)
                                                              ----------      ----------     ----------     ----------

TOTAL USES OF CASH                                           $14,693,502      $  258,123     $  707,638    $   773,168

ANNUAL CASH INCREASE/(DECREASE)                              $   100,236      $  577,696     $  257,951    $   368,116
CUMULATIVE CASH                                                  100,236         677,932        935,883      1,303,998


 YEAR ENDING APRIL 30,                                               2000            2001            2002            2003
                                                                     ----            ----            ----            ----
REVENUES                                                       $5,549,879      $5,891,917     $ 6,242,832      $6,612,177
OPERATING EXPENSES                                              3,315,000       3,521,457       3,732,423       3,954,175
                                                               ----------      ----------     -----------      ----------
OPERATING INCOME                                               $2,234,878      $2,370,460     $ 2,510,409      $2,658,002
 OPERATING MARGIN                                                    0.40            0.40            0.40            0.40
PARENT SERVICES/MGT FEE (5%)                                      277,494         294.596         312,142         330,609
FRANCHISE AMORTIZATION (15)                                       658,067         658,067         658,067         658,067
SUBSCRIBER LIST (8)                                               248,250         248,250         248,250         248,250
NON-COMPETE COVENANTS (0)                                               0               0               0               0
DEPRECIATION                                                      446,266         477,724         512,613         422,310
INTEREST                                                          643,153         587,926         526,900         459,466
                                                               ----------      ----------     -----------      ----------
PRE-TAX INCOME                                                   ($38,351)       $103,897     $   252,437        $539,299
INCOME TAX (EXPENSE)/ BENEFIT                                      13,039         (35,325)        (85,829)       (183,362)
                                                               ----------      ----------     -----------      ----------
NET INCOME                                                       ($25,312)        $68,572     $   166,609        $355,938

SOURCES AND USES OF CASH
------------------------

SOURCES Of CASH -
PRE TAX INCOME                                                   ($38,351)       $103,897     $   252,437        $539,299
FRANCHISE AMORTIZATION (15)                                       658,067         658,067         658,067         658,067
SUBSCRIBER LIST (8)                                               248,250         248,250         248,250         248,250
NON-COMPETE COVENANTS (0)                                               0               0               0               0
DEPRECIATION                                                      446,266         477,724         512,613         422,310
EQUITY
DEBT                                                                    0               0               0               0
RESIDUAL VALUE IN YEAR 10
                                                               ----------      ----------     -----------      ----------

TOTAL SOURCES OF CASH                                          $1,314,231      $1,487,938     $ 1,671,367      $1,867,926

USES Of CASH -
PURCHASE PRICE - CURRENT
CAPITAL EXPENDITURES                                              293,591         319,304         331,222         343,592
DEBT RETIREMENT                                                   525,972         581,199         642,225         709,659
TAXES PAID ON NET INCOME                                                0               0               0               0
TAXES PAID ON SALE (RESIDUAL)
                                                               ----------      ----------     -----------      ----------
TOTAL USES OF CASH                                               $819,563        $900,503     $   973,447      $1,053,250

ANNUAL CASH INCREASE/(DECREASE)                                  $494,668        $587,435     $   697,920        $814,676
CUMULATIVE CASH                                                 1,798,667       2,386,102       3,084,022       3,898,698


 YEAR ENDING APRIL 30,                                              2004            2005           TOTAL
                                                                    ----            ----          ------
REVENUES                                                      $6,990,321      $7,393,713    $ 57,275,026
OPERATING EXPENSES                                             4,179,533       4,420,323      34,206,787
                                                              ----------      ----------    ------------
OPERATING INCOME                                              $2,810,788      $2,973,389    $ 23,068,239
 OPERATING MARGIN                                                   0.40            0.40
PARENT SERVICES/MGT FEE (5%)                                     349,516         369,686       2,863,751
FRANCHISE AMORTIZATION (15)                                      658,067         658,067       6,580,667
SUBSCRIBER LIST (8)                                                    0               0       1,986,000
NON-COMPETE COVENANTS (0)                                              0               0               0
DEPRECIATION                                                     321,854         335,179       4,742,689
INTEREST                                                         384,952         302,614       5,813,231
                                                              ----------      ----------    ------------
PRE-TAX INCOME                                                $1,096,399      $1,307,844    $  1,081,901
INCOME TAX (EXPENSE)/ BENEFIT                                   (372,776)       (444,687)       (367,846)
                                                              ----------      ----------    ------------
NET INCOME                                                      $723,624        $863,177    $    714,055

SOURCES AND USES OF CASH
------------------------

SOURCES Of CASH -
PRE TAX INCOME                                                $1,096,399      $1,307,844    $  1,061,901
FRANCHISE AMORTIZATION (15)                                      658,067         658,067       6,580,667
SUBSCRIBER LIST (8)                                                    0               0       1,986,000
NON-COMPETE COVENANTS (0)                                              0               0               0
DEPRECIATION                                                     321,854         335,179       4,742,689
EQUITY                                                                                         7,032,023
DEBT                                                                   0               0       7,032,023
RESIDUAL VALUE IN YEAR 10                                                     26,760,503      26,760,503
                                                              ----------      ----------    ------------

TOTAL SOURCES OF CASH                                         $2,076,320     $29,061,593    $ 55,215,806


USES Of CASH -
PURCHASE PRICE - CURRENT                                                                    $ 14,441,844
CAPITAL EXPENDITURES                                             356,429         369,751       3,097,719
DEBT RETIREMENT                                                  784,173       2.882,038       7,032,023
TAXES PAID ON NET INCOME                                               0         367,846         367,846
TAXES PAID ON SALE (RESIDUAL)                                                  7,660,301       7,660,301
                                                              ----------      ----------    ------------

TOTAL USES OF CASH                                            $1,140,602     $11,279,936    $ 32,599,733

ANNUAL CASH INCREASE/(DECREASE)                                 $935,718     $17,781,657    $ 22,616,073
CUMULATIVE CASH                                                4,834,416      22,616,073


----------------------------
CABLE TV JOINT FUND l1-ABCD
   MANITOWOC, WISCONSIN                                              EXHIBIT B
    AS 0F APRIL 30,1995                                            HIGH ANALYSIS
----------------------------                                       -------------


RETURN ON EQUITY METHOD

PROFIT AND LOSS - HIGH VALUE
----------------------------
 YEAR ENDING APRIL 30,                           1996            1997           1998           1999         2000            2001
                                                 ----            ----           ----           ----         ----            ----
REVENUES                                 $  4,085,786     $ 4,475,074     $4,834,780    $ 5,198,549   $5,549,879      $5,891,917
OPERATING EXPENSES                          2,413,441       2,677,139      2,889,090      3,104,205    3,315,000       3,521,457
                                         ------------     -----------     ----------    ----------- ------------   -------------

OPERATING INCOME                         $  1,672,344     $ 1,797,935     $1,945,690    $ 2,094,343   $2,234,878      $2,370,460
 OPERATING MARGIN                                0.41            0.40           0.40           0.40         0.40            0.40
PARENT SERVICES/MGT FEE (5%)                  204,289         223,754        241,739        259,927      277,494         294,596
FRANCHISE AMORTIZATION (15)                   658,067         658,067        658,067        658,067      658,067         658,067
SUBSCRIBER LIST (8)                           248,250         248,250        248,250        248,250      248,250         248,250
NON-COMPETE COVENANTS (0)                           0               0              0              0            0               0
DEPRECIATION                                  401,446         724,877        594,122        506,297      446,266         477,724
INTEREST                                      817,268         817,268        817,268        767,204      711,884         650,755
                                         ------------     -----------     ----------    ----------- ------------   -------------

PRE-TAX INCOME                              ($656,975)      ($874,281)     ($613,755)     ($345,402)   ($107,082)        $41,068
INCOME TAX (EXPENSE)/BENEFIT                  223,372         297,255        208,677        117,437       36,408         (13,963)
                                         ------------     -----------     ----------    ----------- ------------   -------------

NET INCOME                                  ($433,604)      ($577,025)     ($405,079)     ($227,965)    ($70,674)        $27,105

SOURCES AND USES OF CASH
------------------------

SOURCES OF CASH -
PRE-TAX INCOME                              ($656,975)      ($874,281)     ($613,755)     ($345,402)   ($107,082)        $41,068
FRANCHISE AMORTIZATION (10)                   658,067         658,067        658,067        658,067      658,067         658,067
SUBSCRIBER LIST (8)                           248,250         248,250        248,250        248,250      248,250         248,250
NON-COMPETE COVENANTS (0)                           0               0              0              0            0               0
DEPRECIATION                                  401,446         724,877        594,122        506,297      446,266         477,724
EQUITY                                      7,783,503
DEBT                                        7,783,503               0              0             0             0               0
RESIDUAL VALUE IN YEAR 10                     -------         -------        -------       -------       -------         -------

TOTAL SOURCES OF CASH                    $ 16,217,793     $   756,914       $886,683    $ 1,067,212   $1,245,501      $1,425,109

USES OF CASH -
PURCHASE PRICE - CURRENT                 $ 15,865,920
CAPITAL EXPENDITURES                          251,658         258,123        276,875        297,175      293,591         319,304
DEBT RETIREMENT                                     0               0        476,797        526,860      582,180         643,309
TAXES PAID ON NET INCOME                            0               0              0              0            0               0
TAXES PAID ON SALE (RESIDUAL)                 -------         -------        -------       --------      -------         -------

TOTAL USES OF CASH                       $ 16,117,578     $   258,123     $  753,672    $   824,035     $875,772        $962,613

ANNUAL CASH INCREASE/(DECREASE)          $    100,215     $   498,791     $  133,012    $   243,177     $369,729        $462,496
CUMULATIVE CASH                               100,215         599,006        732,018        975,194    1,344,923       1,807,420



PROFIT AND LOSS - HIGH VALUE
----------------------------
 YEAR ENDING APRIL 30,                           2002            2003            2004            2005           TOTAL
                                                 ----            ----            ----            ----           -----
REVENUES                                  $ 6,242,832      $6,612,177      $6,990,321      $7,393,713    $ 57,275,026
OPERATING EXPENSES                          3,732,423       3,954,175       4,179,533       4,420,323      34,206,787
                                          -----------   -------------  --------------   -------------    ------------

OPERATING INCOME                          $ 2,510,409      $2,658,002      $2,810,788      $2,973,389    $ 23,068,239
 OPERATING MARGIN                                0.40            0.40            0.40            0.40
PARENT SERVICES/MGT FEE (5%)                  312,142         330,609         349,516         369,686       2,863,751
FRANCHISE AMORTIZATION (15)                   658,067         658,067         658,067         658,067       6,580,667
SUBSCRIBER LIST (8)                           248,250         248,250               0               0       1,986,000
NON-COMPETE COVENANTS (0)                           0               0               0               0               0
DEPRECIATION                                  512,613         422,310         321,854         335,179       4,742,689
INTEREST                                      583,207         508,567         426,090         334,953       6,434,464
                                          -----------   -------------  --------------   -------------    ------------

PRE-TAX INCOME                            $   196,130        $490,198      $1,055,261      $1,275,505    $    460,668
INCOME TAX (EXPENSE)/BENEFIT                  (66,684)       (166,667)       (358,789)       (433,672)       (156,627)
                                          -----------   -------------  --------------   -------------    ------------

NET INCOME                                $   129,446        $323,531        $696,472        $841,833    $    304,041

SOURCES AND USES OF CASH
------------------------

SOURCES OF CASH -
PRE-TAX INCOME                            $   196,130        $490,198      $1,055,261      $1,275,505    $    460,668
FRANCHISE AMORTIZATION (10)                   658,067         658,067         658,067         658,067       6,580,667
SUBSCRIBER LIST (8)                           248,250         248,250               0               0       1,988,000
NON-COMPETE COVENANTS (0)                           0               0               0               0               0
DEPRECIATION                                  512,613         422,310         321,854         335,179       4,742,689
EQUITY                                                                                                      7,783,503
DEBT                                                0               0               0               0       7,783,503
RESIDUAL VALUE IN YEAR 10                                                                  26,760,503      26,760,503
                                          -----------   -------------  --------------   -------------    ------------

TOTAL SOURCES OF CASH                     $ 1,615,060      $1,818,825      $2,035,182     $29,029,254    $ 56,097,533

USES OF CASH -
PURCHASE PRICE - CURRENT                                                                                 $ 15,865,920
CAPITAL EXPENDITURES                          331,222         343,592         356,429         369,751       3,097,719
DEBT RETIREMENT                               710,857         785,497         867,974       3,190,028       7,783,503
TAXES PAID ON NET INCOME                            0               0               0         156,627         156,627
TAXES PAID ON SALE (RESIDUAL)             -----------   -------------  --------------       7,176,115       7,176,115

TOTAL USES OF CASH                        $ 1,042,079      $1,129,088      $1,224,403     $10,892,521    $ 34,079,884

ANNUAL CASH INCREASE/(DECREASE)           $   572,981        $689,737        $810,779     $18,136,733    $ 22,017,649
CUMULATIVE CASH                             2,380,400       3,070,137       3,880,916      22,017,649

---------------------------
CABLE TV JOINT FUND 11-ABCD                                           EXHIBIT C
  MANITOWOC, WISCONSIN                                              LOW ANALYSES
  AS OF APRIL 30, 1995                                              ------------
---------------------------

RETURN ON EQUITY METHOD

DEBT AMORTIZATION - LOW VALUE
-----------------------------

TOTAL YEAR 1 CASH REQUIREMENTS          $14,064,046
YEAR 1 DEBT REQUIREMENTS                  7,032,023
YEAR 1 EQUITY REQUIREMENTS                7,032,023

FINANCING AVAILABLE                      $8,988,480     $10,870,237    $11,686,579    $12,646,987     $13,613,232     $14,526,710
UNUSED LEVERAGE                           1,956,457       3,838,214      5,085,319      6,521,720       8,013,937       9,506,614

SENIOR DEBT:                                   1996            1997           1998           1999            2000            2001
                                               ----            ----           ----           ----            ----            ----
BEGINNING DEBT                                   $0      $7,032,023     $7,032,023     $6,601,260      $6,125,267      $5,599,295
DEBT ADDED                                7,032,023               0              0              0               0               0
TOTAL ANNUAL PAYMENTS                       738,362         738,362      1,169,125      1,169,125       1,169,125       1,169,125
INTEREST                                    738,362         738,362        738,362        693,132         643,153         587,926
PRINCIPAL REPAYMENT                               0               0        430,763        475,993         525,972         581,199
ENDING BALANCE                            7,032,023       7,032,023      6,601,260      6,125,267       5,599,295       5,018,095

LINE OF CREDIT:

BEGINNING DEBT                                   $0              $0             $0             $0              $0              $0
BORROWINGS                                        0               0              0              0               0               0
PRINCIPAL PAYMENTS                                0               0              0              0               0               0
INTEREST                                          0               0              0              0               0               0

SENIOR DEBT COVERAGE                            4.2             3.9            3.4            2.9             2.5             2.1
LOC DEBT COVERAGE                               0.0             0.0            0.0            0.0             0.0             0.0
TOTAL DEBT COVERAGE                             4.2             3.9            3.4            2.9             2.5             2.1

RETURN ON EQUITY METHOD

DEBT AMORTIZATION - LOW VALUE
-----------------------------

TOTAL YEAR 1 CASH REQUIREMENTS
YEAR 1 DEBT REQUIREMENTS
YEAR 1 EQUITY REQUIREMENTS

FINANCING AVAILABLE                     $15,407,991      $16,317,656     $17,277,010     $18,270,123
UNUSED LEVERAGE                          11,032,121       12,651,445      14,394,972      16,254,597

SENIOR DEBT:                                   2002            2003            2004            2005           TOTAL
                                               ----            ----            ----            ----           -----
BEGINNING DEBT                           $5,018,095      $4,375,870      $3,666,211      $2,882,038
DEBT ADDED                                        0               0               0               0       7,032,023
TOTAL ANNUAL PAYMENTS                     1,169,125       1,169,125       1,169,125       1,169,125      10,829,727
INTEREST                                    526,900         459,466         384,952         302,614       5,813,231
PRINCIPAL REPAYMENT                         642,225         709,659         784,173         866,511       5,016,496
ENDING BALANCE                            4,375,870       3,666,211       2,882,038       2,015,527

LINE OF CREDIT:

BEGINNING DEBT                                   $0              $0              $0              $0              $0
BORROWINGS                                        0               0               0               0               0
PRINCIPAL PAYMENTS                                0               0               0               0               0
INTEREST                                          0               0               0               0               0

SENIOR DEBT COVERAGE                            1.7             1.4             1.0             0.7
LOC DEBT COVERAGE                               0.0             0.0             0.0             0.0
TOTAL DEBT COVERAGE                             1.7             1.4             1.0             0.7

-------------------------------------
     CABLE TV JOINT FUND 11-ABCD                                     EXHIBIT C
        MANITOWOC, WISCONSIN                                       HIGH ANALYSIS
        AS OF APRIL 3O, 1995                                       -------------
-------------------------------------

RETURN ON EQUITY METHOD

DEBT AMORTIZATION - HIGH VALUE
------------------------------

TOTAL YEAR 1 CASH REQUIREMENTS     $15,567,006
YEAR 1 DEBT REQUIREMENTS             7,783,503
YEAR 1 EQUITY REQUIREMENTS           7,783,503

FINANCING AVAILABLE                $10,371,323     $12,542,581     $13,484,514     $14,592,677     $15,707,575     $16,761,588
UNUSED LEVERAGE                      2,587,820       4,759,078       6,177,807       7,812,831       9,509,909      11,207,232

SENIOR:                                   1996            1997            1998            1999            2000            2001
                                          ----            ----            ----            ----            ----            ----
BEGINNING DEBT                              $0     $ 7,783,503      $7,783,503      $7,306,706      $6,779,846      $6,197,666
DEBT ADDED                           7,783,503               0               0               0               0               0
TOTAL ANNUAL PAYMENTS                  817,268         817,268       1,294,064       1,294,064       1,294,064       1,294,064
INTEREST                               817,268         817,268         817,268         767,204         711,884         650,755
PRINCIPAL REPAYMENT                          0               0         476,797         526,860         582,180         643,309
ENDING BALANCE                       7,783,503       7,783,503       7,306,706       6,779,848       6,197,666       5,554,356

LINE OF CREDIT:

BEGINNING DEBT                              $0              $0              $0              $0              $0              $0
BORROWINGS                                   0               0               0               0               0               0
PRINCIPAL PAYMENTS                           0               0               0               0               0               0
INTEREST                                     0               0               0               0               0               0

SENIOR DEBT COVERAGE                       4.7             4.3             3.8             3.2             2.8             2.3
LOC DEBT COVERAGE                          0.0             0.0             0.0             0.0             0.0             0.0
TOTAL DEBT COVERAGE                        4.7             4.3             3.8             3.2             2.8             2.3


FINANCING AVAILABLE                $17,778,451     $18,828,065     $19,935,012     $21,060,912
UNUSED LEVERAGE                     12,934,952      14,770,062      16,744,984      18,849,995

SENIOR:                                   2002            2003            2004            2005           TOTAL
                                          ----            ----            ----            ----           -----
BEGINNING DEBT                      $5,554,356      $4,843,499      $4,058,002      $3,190,028
DEBT ADDED                                   0               0               0               0      $7,783,503
TOTAL ANNUAL PAYMENTS                1,294,064       1,294,064       1,294,064       1,294,064      11,987,050
INTEREST                               583,207         508,567         426,090         334,953       6,434,464
PRINCIPAL REPAYMENT                    710,857         785,497         867,974         959,111       5,552,586
ENDING BALANCE                       4,843,499       4,056,002       3,190,028       2,230,917

LINE OF CREDIT:

BEGINNING DEBT                              $0              $0              $0              $0              $0
BORROWINGS                                   0               0               0               0               0
PRINCIPAL PAYMENTS                           0               0               0               0               0
INTEREST                                     0               0               0               0               0

SENIOR DEBT COVERAGE                       1.9             1.5             1.1             0.8
LOC DEBT COVERAGE                          0.0             0.0             0.0             0.0
TOTAL DEBT COVERAGE                        1.9             1.5             1.1             0.8

------------------------------
 CABLE TV JOINT FUND 11-ABCD                                     EXHIBIT D
 MANITOWOC, WISCONSIN                                            ---------
 AS OF APRIL 30, 1995
------------------------------


RETURN ON INVESTMENT METHOD

PROFIT AND LOSS
---------------

 YEAR ENDING APRIL 30,                   1996            1997           1998           1999            2000               2001
                                         ----            ----           ----           ----            ----               ----
REVENUES                         $  4,085,786     $ 4,475,074     $4,834,780    $ 5,198,549      $5,549,879         $5,891,917
OPERATING EXPENSES                  2,413,441       2,677,139      2,889,990      3,104,205       3,315,000          3,521,457
                                 ------------     -----------     ----------    -----------   -------------      -------------
OPERATING INCOME                 $  1,672,344     $ 1,797,935     $1,945,690    $ 2,094,343      $2,234,878         $2,370,460
 PLUS: RESIDUAL VALUE
 LESS: CAPITAL EXPENDITURES           251,658         256,123        276,875        297,175         293,591            319,304
                                 ------------     -----------     ----------    -----------   -------------      -------------
TOTAL CASH FLOW                  $  1,420,686     $ 1,539,812     $1,668,815    $ 1,797,168      $1,941,287         $2,051,157



 YEAR ENDING APRIL 30,                   2002            2003           2004           2005           TOTAL
                                         ----            ----           ----           ----           -----
REVENUES                          $ 6,242,832      $6,612,177     $6,990,321     $7,393,713    $ 57,275,026
OPERATING EXPENSES                  3,732,423       3,954,175      4,179,533      4,420,323      34,206,787
                                  -----------   ------------- --------------  -------------    ------------
OPERATING INCOME                  $ 2,510,409      $2,858,002     $2,810,788    $ 2,973,389    $ 23,068,239
 PLUS: RESIDUAL VALUE                                                            26,760,503      26,760,503
 LESS: CAPITAL EXPENDITURES           3,31222         343,592        356,429        369,751        3,097,719
                                  -----------   ------------- --------------  -------------    ------------
TOTAL CASH FLOW                   $ 2,179,186      $2,314,410     $2,454,360    $29,364,142    $ 46,731,024


NET PRESENT VALUE @ 16.9%        $ 14,236,013
                                 ------------
NET PRESENT VALUE @ 15.3%        $ 15,581,656
                                 ------------

         [LOGO OF MTA (MALARKEY-TAYLOR ASSOCIATES) EMCI APPEARS HERE]
                          COMMUNICATIONS CONSULTANTS

-----------------------------
 CABLE TV JOINT FUND 11-ABCD                                           EXHIBIT E
    MANITOWOC, WISCONSIN                                               ---------
    AS OF APRIL 30, 1995
-----------------------------

CABLE TELEVISION SUBSCRIBERS
----------------------------

  YEAR ENDING APRIL 30,               1996       1997       1998       1999        2000        2001         2002        2003
                                      ----       ----       ----       ----        ----        ----         ----        ----
BEGINNING MILES                      168.6
MILES ADDED                            1.0        1.0         1.8       2.3         1.8         1.8          1.8         1.8
CUMULATIVE MILES                     169.6      170.5       172.3     174.6       176.4       178.2        180.0       181.9
DENSITY OF ADDITIONAL PLANT            242        242         121        97          97          97           97          97

HOMES PASSED - BEGINNING            16,303
 NEW HOMES & EXTENSIONS                245        232         218       221         172         174          176         177
HOMES PASSED - ENDING               16,548     16,779      16,997    17,218      17,390      17,564       17,740      17,917
GROWTH IN HOMES                       1.5%       1.4%        1.3%      1.3%        1.0%        1.0%         1.0%        1.0%

BASIC - BEGINNING SUBSCRIBERS       11,083     11,580      11,994    12,320      12,652      12,866       13,082      13,302
   AVERAGE SUBSCRIBERS              11,332     11,787      12,157    12,486      12,759      12,974       13,192      13,413
   ENDING SUBSCRIBERS               11,580     11,994      12,320    12,652      12,886      13,082       13,302      13,524
   PENETRATION                       70.0%      71.5%       72.5%     73.5%       74.0%       74.5%        75.0%       75.5%

EXPANDED BASIC - BEGINNING          10,778     11,262      11,664    11,981      12,304      12,512       12,722      12,936
   AVERAGE SUBSCRIBERS              11,020     11,463      11,822    12,142      12,408      12,617       12,829      13,044
   ENDING SUBSCRIBERS               11,262     11,664      11,981    12,304      12,512      12,722       12,936      13,152
   PENETRATION                       97.2%      97.2%       97.2%     97.2%       97.2%       97.2%        97.2%       97.2%

PAY TV - BEGINNING UNITS             7,706      8,110       8,459     8,751       9,050       9,267        9,423       9,581
   AVERAGE UNITS                     7,908      8,284       8,605     8,900       9,159       9,345        9,502       9,661
   ENDING UNITS                      8,110      8,459       8,751     9,050       9,267       9,423        9,581       9,742
   PENETRATION                       70.0%      70.5%       71.0%     71.5%       72.0%       72.0%        72.0%       72.0%

PAY PER VIEW- BEGINNING UNITS/MO       372        929       1,265     1,639       2,062       2,438        2,803       3,195
 AVERAGE UNITS                         651      1,097       1,452     1,851       2,250       2,620        2,999       3,406
 ENDING UNITS                          929      1,265       1,639     2,062       2,438       2,803        3,195       3,616
 AVERAGE BUY RATE/MO                 17.0%      21.0%       25.0%     29.0%       32.0%       35.0%        38.0%       41.0%

CONVERTER RENTALS - BEGINNING        2,619      3,084       3,554     3,897       4,255       4,455        4,661       4,873
 AVERAGE SUBSCRIBERS                 2,851      3,319       3,725     4,076       4,355       4,558        4,767       4,981
 ENDING SUBSCRIBERS                  3,084      3,554       3,897     4,255       4,455       4,661        4,873       5,089
 PENETRATION                         26.6%      29.6%       31.8%     33.6%       34.6%       35.6%        36.6%       37.6%

ADDRESSABLE HOMES - BEGINNING        4,900      5,467       6,022     6,556       7,112       7,618        8,008       8,408
 AVERAGE HOMES                       5,184      5,745       6,289     6,834       7,365       7,813        8,208       8,614
 ENDING HOMES                        5,467      6,022       6,556     7,112       7,618       8,008        8,408       8,819
 PENETRATION                         47.2%      50.2%       53.2%     56.2%       59.2%       61.2%        63.2%       65.2%

BASIC CHURN RATE                       15%        15%         15%       15%         15%         15%          15%         15%

YEAR ENDING APRIL 30,                  2004       2005
                                       ----       ----
BEGINNING MILES
MILES ADDED                             1.9        1.9
CUMULATIVE MILES                      183.7      185.6
DENSITY OF ADDITIONAL PLANT              97         97

HOMES PASSED - BEGINNING
 NEW HOMES & EXTENSIONS                 179        181
HOMES PASSED - ENDING                18,097     18,278
GROWTH IN HOMES                        1.0%       1.0%

BASIC - BEGINNING SUBSCRIBERS        13,524     13,750
 AVERAGE SUBSCRIBERS                 13,637     13,864
 ENDING SUBSCRIBERS                  13,750     13,979
 PENETRATION                          76.0%      76.5%

EXPANDED BASIC - BEGINNING           13,152     13,372
 AVERAGE SUBSCRIBERS                 13,262     13,483
 ENDING SUBSCRIBERS                  13,372     13,594
 PENETRATION                          97.2%      97.2%

PAY TV - BEGINNING UNITS              9,742      9,904
   AVERAGE UNITS                      9,823      9,987
   ENDING UNITS                       9,904     10,069
   PENETRATION                        72.0%      72.0%

PAY PER VIEW- BEGINNING UNITS/MO      3,616      4,068
 AVERAGE UNITS                        3,841      4,307
 ENDING UNITS                         4,066      4,547
 AVERAGE BUY RATE/MO                  44.0%      47.0%

CONVERTER RENTALS - BEGINNING         5,089      5,312
 AVERAGE SUBSCRIBERS                  5,201      5,426
 ENDING SUBSCRIBERS                   5,312      5,540
 PENETRATION                          38.6%      39.6%

ADDRESSABLE HOMES - BEGINNING         8,819      9,242
 AVERAGE HOMES                        9,031      9,458
 ENDING HOMES                         9,242      9,675
 PENETRATION                          67.2%      69.2%

BASIC CHURN RATE                        15%        15%

----------------------------------
   CABLE TV JOINT FUND 11-ABCD                                         EXHIBIT F
      MANITOWOC, WISCONSIN
       AS OF APRIL 30,1995
----------------------------------


SERVICE RATES
-------------


CURRENT RATES
-------------

BASIC                      $11.08
EXPANDED BASIC               9.58
PAY                          7.22
PAY PER VIEW                10.31
CONVERTER RENTALS            1.45
INSTALLATIONS-NEW           35.00
INSTALLATIONS-CHURN         17.50


  YEAR ENDING APRIL 30,      1996       1997       1998       1999       2000       2001       2002       2003       2004       2005
                             ----       ----       ----       ----       ----       ----       ----       ----       ----       ----


PERCENTAGE RATE INCREASES
-------------------------

BASIC                          2%         3%         3%         3%         3%         3%         3%         3%         3%         3%
EXPANDED BASIC                 6%         4%         3%         3%         3%         3%         3%         3%         3%         3%
PAY                            1%         1%         1%         1%         1%         1%         1%         1%         1%         1%
PAY PER VIEW                 -40%         3%         3%         3%         3%         3%         3%         3%         3%         3%
CONVERTER RENTALS              1%         3%         3%         3%         3%         3%         3%         3%         3%         3%
INSTALLATIONS-NEW              0%         3%         3%         3%         3%         3%         3%         3%         3%         3%
INSTALLATION-CHURN             0%         3%         3%         3%         3%         3%         3%         3%         3%         3%

AVERAGE RATES
-------------

BASIC                      $11.28     $11.62     $11.97     $12.33     $12.70     $13.08     $13.47     $13.88     $14.29     $14.72
EXPANDED BASIC              10.16      10.56      10.88      11.20      11.54      11.88      12.24      12.61      12.99      13.38
PAY                          7.31       7.39       7.46       7.54       7.61       7.69       7.76       7.84       7.92       8.00
PAY PER VIEW                 6.19       6.37       6.56       6.76       6.96       7.17       7.39       7.61       7.84       8.07
CONVERTER RENTALS            1.47       1.51       1.56       1.61       1.65       1.70       1.75       1.81       1.86       1.92
INSTALLATION-NEW            35.00      36.05      37.13      38.25      39.39      40.57      41.79      43.05      44.34      45.67
INSTALLATION-CHURN          17.50      18.03      18.57      19.12      19.70      20.29      20.90      21.52      22.17      22.83


----------------------------
CABLE TV JOINT FUND 11-ABCD                                                                                                EXHIBIT G
  MANITOWOC, WISCONSIN                                                                                                     ---------
   AS OF APRIL 30, 1995
----------------------------

   YEAR ENDING APRIL 30,                       1996            1997           1998           1999            2000            2001
                                               ----            ----           ----           ----            ----            ----
REVENUES:
BASIC                                    $1,534,271      $1,643,824     $1,746,265     $1,847,347      $1,944,356      $2,036,431
EXPANDED BASIC                            1,342,951       1,452,384      1,542,895      1,632,205       1,717,917       1,799,268
PAY TV                                      694,052         734,384        770,432        804,848         836,476         862,042
PAY PER VIEW                                 48,304          83,881        114,334        150,121         187,996         225,487
CONVERTER RENTALS                            50,277          60,275         69,687         78,531          86,430          93,175
INSTALLATIONS                                46,751          46,362         45,505         48,048          45,603          47,738
COMMERCIAL                                   36,225          37,312         38,431         39,584          40,772          41,995
ADVERTISING                                 273,000         354,900        443,625        532,350         622,850         716,277
MISCELLANEOUS                                59,955          61,754         63,606         65,514          67,480          69,504
                                             ------          ------         ------         ------          ------          ------

TOTAL REVENUES                           $4,085,786      $4,475,074     $4,834,780     $5,198,549      $5,549,879      $5,891,917

OPERATING EXPENSES:
OPERATIONS                                 $665,600        $740,296       $786,549       $834,069        $879,945        $925,015
GENERAL & ADMINISTRATIVE                    549,941         583,607        615,522        647,436         678,517         708,676
SALES & MARKETING                           290,667         350,393        413,975        478,100         542,207         608,728
PROGRAMMING                                 907,233       1,002,843      1,073,045      1,144,600       1,214,331       1,279,037
                                            -------       ---------      ---------      ---------       ---------       ---------

TOTAL OPERATING EXPENSES                 $2,413,441      $2,677,139     $2,889,090     $3,104,205      $3,315,000      $3,521,457

OPERATING INCOME                         $1,672,344      $1,797,935     $1,945,690     $2,094,343      $2,234,878      $2,370,460

OPERATING MARGIN                              40.9%           40.2%          40.2%          40.3%           40.3%           40.2%

TOTAL REVENUE/BASIC SUB/MONTH                $30.05          $31.64         $33.14         $34.70          $36.25          $37.84
CASH FLOW/BASIC SUB/MONTH                    $12.30          $12.71         $13.34         $13.98          $14.60          $15.23

OPERATIONS % OF REVENUE                         16%             17%            16%            16%             16%             16%
G & A PERCENTAGE OF REVENUE                     13%             13%            13%            12%             12%             12%
SALES & MARKETING % OF REVENUE                   7%              8%             9%             9%             10%             10%
PROGRAMMING % OF REVENUE                        22%             22%            22%            22%             22%             22%


   YEAR ENDING APRIL 30,                       2002            2003           2004           2005           TOTAL
                                               ----            ----           ----           ----           -----
REVENUES:
BASIC                                    $2,132,768      $2,233,563     $2,339,018     $2,449,346     $19,907,189
EXPANDED BASIC                            1,884,386       1,973,442      2,066,616      2,164,095      17,576,160
PAY TV                                      885,292         909,129        933,566        958,618       8,388,837
PAY PER VIEW                                265,817         310,914        361,203        417,140       2,165,196
CONVERTER RENTALS                           100,360         108,012        116,157        124,826         887,730
INSTALLATIONS                                49,972          52,308         54,751         57,306         494,343
COMMERCIAL                                   43,255          44,552         45,889         47,265         415,279
ADVERTISING                                 809,393         906,520        997,172      1,096,889       6,752,976
MISCELLANEOUS                                71,589          73,737         75,949         78,228         687,317
                                             ------          ------         ------         ------         -------

TOTAL REVENUES                           $6,242,832      $6,612,177     $6,990,321     $7,393,713     $57,275,026

OPERATING EXPENSES:
OPERATIONS                                 $971,564      $1,020,343     $1,070,749     $1,123,930      $9,018,061
GENERAL & ADMINISTRATIVE                    739,990         772,693        806,635        842,193       6,945,211
SALES & MARKETING                           675,347         744,851        810,522        882,353       5,797,142
PROGRAMMING                               1,345,523       1,416,288      1,491,626      1,571,847      12,446,373
                                          ---------       ---------      ---------      ---------      ----------

TOTAL OPERATING EXPENSES                 $3,732,423      $3,954,175     $4,179,533     $4,420,323     $34,206,787

OPERATING INCOME                         $2,510,409      $2,658,002     $2,810,788     $2,973,389     $23,068,239

OPERATING MARGIN                              40.2%           40.2%          40.2%          40.2%

TOTAL REVENUE/BASIC SUB/MONTH                $39.44          $41.08         $42.72         $44.44
CASH FLOW/BASIC SUB/MONTH                    $15.86          $16.51         $17.18         $17.87

OPERATIONS % OF REVENUE                         16%             15%            15%            15%
G & A PERCENTAGE OF REVENUE                     12%             12%            12%            11%
SALES & MARKETING % OF REVENUE                  11%             11%            12%            12%
PROGRAMMING % OF REVENUE                        22%             21%            21%            21%


-----------------------------
 CABLE TV JOINT FUND 11-ABCD                                           EXHIBIT H
   MANITOWOC, WISCONSIN                                                ---------
   AS OF APRIL 30,1995
-----------------------------

CAPITAL EXPENDITURES
--------------------

 YEAR ENDING APRIL 30,                         1996            1997           1998           1999            2000            2001
                                               ----            ----           ----           ----            ----            ----
ASSUMPTIONS AND INPUTS:
----------------------

BV OF EXISTING PLANT                   $  2,557,618
ADDITIONAL MILES OF PLANT                       1.0             1.0            1.8            2.3             1.8             1.8
AERIAL PLANT PER MILE                       $13,000         $13,260        $13,525        $13,796         $14,072         $14,353
UNDERGROUND PLANT PER MILE                  $16,000         $16,320        $16,646        $16,979         $17,319         $17,665
PERCENTAGE OF PLANT AERIAL                       5%              5%             5%             5%              5%              5%
PERCENTAGE OF PLANT UNDERGROUND                 95%             95%            95%            95%             95%             95%
AVERAGE COST PER CONVERTER                     $100            $102           $104           $106            $108            $110
PERCENTAGE CONVERTER USE                        27%             30%            32%            34%             35%             36%
PERCENTAGE REPLACEMENT                           3%              3%             3%             3%              4%              7%
INSTALLATION COST PER SUBSCRIBER                $50             $51            $52            $53             $54             $55
MISC. CAPITAL PER SUBSCRIBER                     $5              $5             $5             $5              $5              $8
INFLATION FACTOR FOR CAPITALS                    0%              2%             2%             2%              2%              2%

ANNUAL COSTS:
------------

PLANT ADDITIONS-AERIAL                         $657            $635         $1,220         $1,576          $1,253          $1,290
               -UNDERGROUND                  15,374          14,855         28,534         36,854          29,292          30,177
PLANT REBUILD/UPGRADE                        50,000          51,000         52,020         53,060          54,122          55,204
AVERAGE COST OF NEW CONVERTERS               13,241          12,507         10,725         11,861           8,002           8,516
CONVERTER REPLACEMENT                         8,854          10,500         11,841         13,191          18,971          35,429
INSTALLATION COSTS                          106,874         108,512        109,294        114,382         112,898         117,066
MISC. CAPITAL EXPENDITURES                   56,658          60,114         63,240         66,252          69,054          71,621
                                       ------------     -----------     ----------    -----------        --------        --------
TOTAL CAPITAL EXPENDITURES                 $251,658        $258,123       $276,875       $297,175        $293,591        $319,304
AS A % OF OPERATING INCOME                    15.0%           14.4%          14.2%          14.2%           13.1%           13.5%


CAPITAL EXPENDITURES
--------------------

YEAR ENDING APRIL 30,                          2002            2003            2004            2005           TOTAL
                                               ----            ----            ----            ----           -----
ASSUMPTIONS AND INPUTS:
----------------------

0V 0F EXISTING PLANT
ADDITIONAL MILES OF PLANT                       1.8             1.8             1.9             1.9
AERIAL PLANT PER MILE                       $14,640         $14,933         $15,232         $15,536
UNDERGROUND PLANT PER MILE                  $18,019         $18,379         $18,747         $19,121
PERCENTAGE 0F PLANT AERIAL                       5%              5%              5%              5%
PERCENTAGE 0F PLANT UNDERGROUND                 95%             95%             95%             95%
AVERAGE COST PER CONVERTER                     $113            $115            $117            $120
PERCENTAGE CONVERTER USE                        37%             38%             39%             40%
PERCENTAGE REPLACEMENT                           7%              7%              7%              7%
INSTALLATION COST PER SUBSCRIBER                $56             $57             $59             $60
MISC. CAPITAL PER SUBSCRIBER                     $6              $6              $6              $6
INFLATION FACTOR FOR CAPITALS                    2%              2%              2%              2%            120%

ANNUAL COSTS:
PLANT ADDITIONS-AERIAL                       $1,329          $1,370          $1,411          $1,454         $12,195
               -UNDERGROUND                  31,086          32,027          32,994          33,990         265,184
PLANT REBUILDIUPGRADE                        56,308          57,434          58,583          59,755         547,486
AVERAGECOSTOFNEWCONVERTERS                    9,056           9,622          10,217          10,841         104,587
CONVERTER REPLACEMENT                        37,777          40,249          42,850          45,587         265,248
INSTALLATION COSTS                          121,383         125,653         130,483         135,276       1,182,024
MISC. CAPITAL EXPENDITURES                   74,281          77,037          79,891          82,847         700,995
                                        -----------   -------------  --------------   -------------    ------------
TOTAL CAPITAL EXPENDITURES                 $331,222        $343,592        $356,429        $369,751      $3,097,719
AS A % OF OPERATING INCOME                    13.2%           12.9%           12.7%           12.4%

-------------------------------
 CABLE TV JOINT FUND 11-ABCD                                         EXHIBIT I
    MANITOWOC, WISCONSIN                                              ---------
    AS OF APRIL 30, 1995
-------------------------------

DEPRECIATION
------------

                                             YEAR 1          YEAR 2         YEAR 3          YEAR 4         YEAR 5          YEAR 6
                                             ------          ------         ------          ------         ------          ------

ESTIMATED DEPRECIATION RATES                  14.3%           24.5%          17.5%           12.5%           8.9%            8.9%

DEPRECIATION - BEG. & ADTNS.                   1996            1997           1998            1999           2000            2001
                                               ----            ----           ----            ----           ----            ----
           YEAR 1                          $401,446        $687,992       $491,342        $350,879       $250,868        $250,587
           YEAR 2                                            36,886         63,214          45,146         32,240          23,050
           YEAR 3                                                           39,565          67,807         48,425          34,582
           YEAR 4                                                                           42,466         72,778          51,976
           YEAR 5                                                                                          41,954          71,900
           YEAR 6                                                                                                          45,628
           YEAR 7
           YEAR 8
           YEAR 9
           YEAR 10
                                           --------        --------       --------        --------       --------        --------

TOTAL DEPRECIATION                         $401,446        $724,877       $594,122        $506,297       $446,266        $477,724

                                             YEAR 7          YEAR 8
                                             ------          ------

ESTIMATED DEPRECIATION RATES                   8.9%            4.5%

DEPRECIATION - BEG. & ADTNS.                   2002            2003           2004            2005          TOTAL
                                               ----            ----           ----            ----          -----
           YEAR 1                          $250,868        $125,294                                    $2,809,276
           YEAR 2                            23,025          23,050         11,512                        258,123
           YEAR 3                            24,725          24,697         24,725          12,349        276,875
           YEAR 4                            37,117          26,538         26,508          26,538        283,921
           YEAR 5                            51,349          36,670         26,218          26,188        254,279
           YEAR 6                            78,197          55,846         39,881          28,514        669,154
           YEAR 7                            47,332          81,116         57,931          41,370        559,310
           YEAR 8                                            49,099         84,146          60,094        193,339
           YEAR 9                                                           50,934          87,289        138,223
           YEAR 10                                                                          52,837         52,837
                                           --------        --------       --------        --------     ----------

TOTAL DEPRECIATION                         $512,613        $422,310       $321,854        $335,179     $4,742,689

  ---------------------------------
     CABLE TV JOINT FUND 11-ABCD                                     EXHIBIT J
        MANITOWOC, WISCONSIN                                         ---------
        AS 0F APRIL 30, 1995
  ---------------------------------


ASSUMPTIONS AND INPUTS
----------------------
REMAINING LIFE OF FRANCHISES (YEARS)                                     12
AVERAGE SUBSCRIBER LIFE (YEARS)                                           8
INCOME TAX RATE                                                         34%
CAPITAL GAIN RATE                                                       34%
NET FMV OF EXISTING ASSETS                                      $2,557,618
SUBSCRIBERS IN FRANCHISES                                              100%


                                                      LOW             HIGH
                                                 ANALYSIS         ANALYSIS
                                                 --------         --------
DEBT PERCENTAGE                                       50%              50%
EQUITY PERCENTAGE                                     50%              50%
RESIDUAL MULTIPLE (ROE & ROI)                          9                9
MULT OF PAST YEAR'S OPERATING INCOME                10.5             11.5
MULT OF CURRENT YEAR'S OPERATING INCOME             10.0             11.0
MULT OF NEXT YEAR'S OPERATING INCOME                 9.5             10.5
TARGET RETURN ON EQUITY                             14.0%            12.0%
TARGET RETURN ON INVESTMENT                         16.9%            15.3%